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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

GENZYME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142

Dear Shareholders,

        Guided by a deep commitment to patients and creating shareholder value, we met the challenges of 2009 by launching new products, advancing our pipeline of potential new therapies and executing on our plan to transform our manufacturing operations. Our board and management team implemented a series of important actions to strengthen your company for the future, including:

  •
  Adding a new director with significant industry experience and financial expertise, and naming him head of the audit committee. Robert Bertolini served as executive vice president and chief financial officer at Schering-Plough from late 2003 until its merger with Merck in late 2009.

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  Agreeing to add Ralph Whitworth, principal and co-founder of Relational Investors, one of our largest shareholders, to the board in November 2010 upon Relational's request. Relational agreed to defer its request for board representation given our progress in overcoming manufacturing challenges, strengthening our operating structure and enhancing our board composition.

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  Strengthening the role of our lead independent director.

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  Revamping our executive compensation program to more closely tie compensation to measures of growth, return on investment and shareholder value creation.

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  Implementing a plan to reduce risk, increase capacity and renew the organization, which included hiring two experienced senior leaders for our manufacturing and quality operations. We also created a risk management committee of the board to provide oversight of our risk identification, mitigation and management activities, including manufacturing operations and quality control systems.

        I am confident we will emerge from 2009 a stronger company and resume our track record of performance for shareholders. We ask for your support as we prepare for our 2010 Annual Meeting of Shareholders.

        The enclosed proxy statement includes detailed information on the agenda for the meeting and voting procedures, as well as recent enhancements in corporate governance, executive compensation and company operations. Whether or not you plan to attend the meeting, your vote is very important to the future of your company. Please vote the enclosed WHITE proxy card today by telephone or over the Internet or by signing, dating and returning your WHITE proxy card in the postage-paid envelope provided.

Sincerely,

Henri A. Termeer
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF GENZYME CORPORATION
To Be Held on [                        ], 2010

You are cordially invited to the annual meeting of shareholders of Genzyme Corporation, a Massachusetts corporation, to be held at [            ] local time, on [                                    ], 2010 at [                                                                         ] for the following purposes:

  1.
  To elect nine nominees to our Board of Directors, each for a one-year term;

  2.
  To amend our 2004 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the plan by 2,750,000 shares;

  3.
  To amend our 2009 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 1,500,000;

  4.
  To amend our 2007 Director Equity Plan to increase the number of shares of common stock available for issuance under the plan by 250,000 shares;

  5.
  To amend our Restated Articles of Organization to reduce the percentage of shares required for shareholders to call a special meeting of shareholders from 90% to 40%; and

  6.
  To ratify our audit committee's selection of independent auditors.

We will also consider action on any other matter that may be properly brought before the meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on [                        ], 2010 will be entitled to vote at the meeting or any adjournment or postponement thereof.

Your board of directors recommends a vote "FOR" each of the company nominees and each of the company proposals.

We have received notice from Icahn Partners LP and certain of its affiliates ("Icahn Entities") stating that they intend to nominate their own slate of four nominees for election as directors at the annual meeting and solicit proxies for use at the annual meeting to vote in favor of their own nominees. We do not believe that this is in your best interests, and we do not endorse the election of any of the Icahn Entities' potential nominees as director. You may receive proxy solicitation materials from the Icahn entities, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD'S NOMINEES USING THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN OR VOTE ANY PROXY CARD SENT TO YOU BY THE ICAHN ENTITIES. Even if you have previously signed a proxy card sent by the Icahn Entities, you have the right to change your vote by telephone or by Internet by following the instructions on the WHITE proxy card, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Icahn Entities.

                      By order of the Board of Directors,
                       Peter Wirth, Secretary
                      Cambridge, Massachusetts

Proxy Materials Mailing Date: On or about [                        ], 2010

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [                                    ], 2010. The proxy statement, the 2009 Summary Annual Report, and 2009 Annual Report on Form 10-K are available online via the Internet at: http://materials.proxyvote.com/372917

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our board of directors is soliciting proxies for the 2010 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully. This proxy statement, the accompanying WHITE proxy card and related materials are first being sent to shareholders on or about [                        ], 2010.

In this proxy statement, references to "the company" or "Genzyme" and, except within the Audit Committee Report, the Nominating and Corporate Governance Committee Report and the Compensation Committee Report, references to "we", "us" or "our" mean Genzyme Corporation.

The company has received notice from certain entities affiliated with Carl C. Icahn, namely, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP and High River Limited Partnership (collectively, the "Icahn Entities") stating their intention to nominate four nominees (collectively, the "Icahn Nominees") for election to the company's board of directors at the annual meeting.

The Icahn Nominees are NOT endorsed by our board of directors. We urge shareholders NOT to vote any proxy card that you may receive from the Icahn Entities. Instead, our board urges you to use the WHITE proxy card to vote "FOR ALL" of our nominees for director: Douglas A. Berthiaume, Robert J. Bertolini, Gail K. Boudreaux, Robert J. Carpenter, Charles L. Cooney, Victor J. Dzau, Senator Connie Mack III, Richard F. Syron and Henri A. Termeer.

We are not responsible for the accuracy of any information provided by or relating to the Icahn Entities and their potential nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Icahn Entities or any other statements that the Icahn Entities may otherwise make. The Icahn Entities choose which shareholders receive their proxy solicitation materials.

How many votes must be present to hold the meeting?    In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented in person or by proxy at the meeting or any adjournment or postponement thereof. This is referred to as a quorum. On our record date, [                        ], 2010, we had outstanding and entitled to vote 266,330,864 shares of our common stock.

Who can vote?    If you were a shareholder of Genzyme at the close of business on [                        ], 2010, you are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. With respect to all matters that will come before the meeting or any adjournment or postponement thereof, each share is entitled to one vote, including shares:

  •
  held directly in your name as the shareholder of record;

  •
  held for you in an account with a broker, bank or other nominee; and

  •
  represented by your interest in the Genzyme Corporation 401(k) Plan (the "401(k) Plan").

You are a shareholder of record if your shares of our stock are registered directly in your own name with our transfer agent. You are a beneficial owner if a brokerage firm, bank, trustee or other agent (called a "nominee") holds your stock. This is often called ownership in "street name" because your name does not appear in the records of our transfer agent. If you hold your shares in street name, you should receive a voting instruction or authorization form from your nominee.

How do I vote my shares?    If you are a record holder, you may vote in one of four ways. First, you may vote by signing, dating and returning your WHITE proxy card in the envelope provided. Second, if you are a shareholder of record, you may vote on the Internet by following the simple instructions on the enclosed WHITE proxy card. Third, if you are a shareholder of record, you may vote by telephone by following the simple instructions on the enclosed WHITE proxy card. Fourth, you may vote in person at the meeting or any adjournment or postponement thereof. If your shares are held in street name, in order to vote in person at the meeting or any adjournment or postponement thereof, you must request a legal proxy from your nominee.

If you hold your shares in street name, you should receive a voting instruction form from your nominee. Your ability to provide voting instructions on the Internet or by telephone depends on your nominee's voting process. Please follow the directions on your voting instruction form carefully.

If you participate in the 401(k) Plan and have contributions invested in the Genzyme stock fund as of the close of business on [                        ], 2010, you will receive a WHITE voting authorization form, which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your WHITE voting authorization form to the 401(k) Plan tabulator on or prior to [                        ], 2010. If your WHITE voting authorization form is not received by the 401(k) Plan tabulator by that date, or if you sign and return your form without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the Genzyme stock fund in the 401(k) Plan in the same proportion as other shares held in the Genzyme stock fund for which the trustee received timely instructions. 401(k) Plan participants may only vote their 401(k) shares through the trustee and may not vote such shares in person at the meeting.

How do I change my vote?    If you are a record holder, you may revoke or amend your proxy at any time before it is voted at the annual meeting or any adjournment or postponement thereof by (1) writing to us directly, (2) submitting a new proxy card with a later date by mail, over the telephone or on the Internet, or (3) by attending the meeting or any adjournment or postponement thereof and voting in person. If you hold your shares in street name, you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

What if I receive more than one proxy card or voting instruction form?    Please vote using each WHITE proxy card you receive in order to ensure that all your shares are represented at the meeting. If you receive more than one proxy card or voting instruction form, it may be because you hold your shares in more than one account at our transfer agent, through one or more nominees, or through the 401(k) Plan.

Additionally, you may receive proxy cards from both Genzyme and the Icahn Entities. To ensure shareholders have Genzyme's latest proxy information and materials to vote, our board expects to conduct multiple mailings prior to the date of the annual meeting, each of which will include a WHITE proxy card regardless of whether or not you have previously voted. Only the latest dated proxy card you vote will be counted.

What if I receive a proxy card from the Icahn Entities?    The Icahn Entities have provided notice stating that they intend to nominate their own slate of four nominees for election as directors and solicit proxies for use at the annual meeting to vote in favor of their own slate in opposition to some of our nominees. You may receive proxy solicitation materials from the Icahn Entities, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE ICAHN ENTITIES. If you have previously signed a proxy card sent by the Icahn Entities, you have the right to change your vote by telephone or by Internet by following the instructions on the WHITE proxy card or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. A later dated proxy submitted to the Icahn Entities would also revoke a prior proxy granted to the company. Only the latest dated proxy card you vote will be counted. We urge you to disregard any proxy card sent to you by the Icahn Entities.

What is the vote required and how are the votes counted?    In 2007, shareholders approved an amendment to our bylaws to provide for majority voting for the election of directors in uncontested elections and plurality voting for contested director elections. When the number of nominees timely nominated for election at an annual meeting exceeds the number of directors to be elected at the meeting, the election of directors at such annual meeting is a contested election. In a contested election, directors are elected by a plurality of votes cast. This means that, if the Icahn Entities nominate candidates at our 2010 annual meeting, the nine nominees for director receiving the highest number of votes "FOR" election will be elected as directors.

Adoption of the proposals that are scheduled to be presented at the meeting, other than the election of directors and the amendment of our charter, require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. The charter amendment requires the approval of a majority of shares outstanding. If you are a shareholder of record and you vote "abstain" on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding through a nominee and indicate that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominee for director, your nominee should so indicate in the vote submitted to us.

Under stock exchange rules, a broker may not vote on "non-routine" matters without receiving your specific voting instructions. This is called a "broker non-vote." At the annual meeting or any adjournment or postponement thereof, your broker nominee will not be able to submit a vote on the election of directors or the proposed amendments to our equity plans or our charter unless it receives your specific instructions. The broker nominee will, however, be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions. We urge you to provide instructions to your broker so that your votes may be counted on these important matters. Please submit your voting instructions by following the simple directions on the WHITE voting instruction form to ensure that your broker votes your shares on your behalf.

Who will count the votes?    A representative of IVS Associates, Inc., an independent voting services company, will tabulate the votes and act as Inspector of Elections.

What is discretionary voting authority?    Subject to the rules related to voting by nominees described above, if you sign and return your WHITE proxy card, or vote electronically or by telephone using the instructions on the WHITE proxy card, without making any specific selections, except for participants in the 401(k) Plan, your shares will be voted in the manner recommended by the board of directors. If other matters not included in this proxy properly come before the annual meeting or any adjournment or postponement thereof, the persons named on the WHITE proxy card, or designated by electronic or telephonic vote, will have the authority to vote on those matters for you as they determine. At this time, we are not aware of any matters that will come before the annual meeting other than those disclosed in this proxy statement.

What do I need for admission to the annual meeting?    Attendance at the annual meeting or any adjournment or postponement thereof will be limited to record and beneficial shareholders as of the record date, [                        ], 2010, and individuals holding a valid proxy from a record holder. If you are a shareholder of record, your name will be verified against the list of shareholders of record prior to your admittance to the annual meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned our stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the annual meeting or any adjournment or postponement thereof.

What is the cost of soliciting proxies for the annual meeting?    We bear the costs of our proxy solicitation. We estimate that the total expenditures relating to our proxy solicitation (other than the salaries of officers and employees) will be approximately $9.3 million, of which approximately $1.0 million has been incurred as of the date hereof. Our officers, directors and employees identified in Appendix A may solicit proxies personally, electronically, by telephone or by mail without additional compensation paid to them. We may also solicit proxies through press releases issued by the company, advertisements in periodicals and postings on our Web site. We have also engaged Innisfree M&A Incorporated to assist in the solicitation of proxies, for a fee of $750,000 plus expenses. Innisfree has advised us that approximately 100 of its employees will be involved in the proxy solicitation by Innisfree on behalf of Genzyme. In addition, Innisfree and its affiliates will be indemnified against certain liabilities arising out of or in connection with the engagement. We reimburse, on request, the fees and expenses of brokers and other nominees for sending you our proxy materials and sending in your vote.

Who do I call if I have questions?    If you have questions, or need assistance voting, please contact our proxy solicitor:

Innisfree M&A Incorporated
Shareholders Call Toll Free: (888) 750-5835
Banks and Brokers Call Collect: (212) 750-5833

When will results of the voting be made public?    We plan to post voting results under "Corporate Governance" on the"Investors" page of our corporate Web site at www.genzyme.com shortly after the meeting. We will also publish the results on Form 8-K that we will file with the Securities and Exchange Commission ("SEC") within four business days following the meeting.

 STOCK OWNERSHIP

        The table below shows how many shares are held by anyone who is known to us to beneficially own more than 5% of the outstanding shares of our common stock. The information in this table is as of March 19, 2010, and is based on the most recent filings submitted to the SEC regarding ownership of our common stock.

	Shares of Genzyme Stock Beneficially Owned	Percent of Class (%)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	14,758,100	5.5

(1)
BlackRock, Inc. is a holding company and has sole voting and dispositive power for all of the shares listed. No single client of BlackRock is known to own more than 5% of the shares listed.

        The following table shows how many shares of our common stock are beneficially owned by our named executive officers listed in the compensation table on page 36, our directors, and all of our current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 19, 2010 and is based on filings submitted by these individuals to the SEC.

	Shares of Genzyme Stock Beneficially Owned(1)	Percent of Class (%) (* Indicates less than 1%)
Henri A. Termeer(2)	3,804,347	1.4%
Earl M. Collier, Jr.(3)	292,409	*
David P. Meeker(4)	289,741	*
Sandford D. Smith	212,496	*
Peter Wirth(5)	658,715	*
Michael S. Wyzga	369,512	*
Douglas A. Berthiaume(6)	160,303	*
Robert J. Bertolini	0	*
Gail K. Boudreaux	70,000	*
Robert J. Carpenter	113,330	*
Charles L. Cooney(7)	66,891	*
Victor J. Dzau(8)	75,137	*
Sen. Connie Mack III	78,687	*
Richard F. Syron	55,011	*
All current officers and directors as a group (19 people)	7,354,027	2.8%

(1)
The shares listed include the following stock options exercisable and restricted stock units ("RSUs") vesting within 60 days after March 19, 2010:

Number of Shares Subject to Stock Options and RSUs
Henri A. Termeer	3,157,595
Earl M. Collier, Jr.	286,577
David P. Meeker	283,767
Sandford D. Smith	206,218
Peter Wirth	651,920
Michael S. Wyzga	351,935
Douglas A. Berthiaume	87,597
Robert J. Bertolini	0
Gail K. Boudreaux	67,500
Robert J. Carpenter	84,005
Charles L. Cooney	57,005
Victor J. Dzau	70,087
Sen. Connie Mack III	76,187
Richard F. Syron	52,500
All current officers and directors as a group (19 people)	6,483,402
(2)
The stock beneficially owned by Mr. Termeer includes 2,371 shares held by his wife and 1,256 shares held in trusts for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)
Mr. Collier resigned as a corporate officer as of October 1, 2009.

(4)
The stock beneficially owned by Dr. Meeker includes 621 shares held by his wife and 495 shares held by his children. Dr. Meeker disclaims beneficial ownership of all shares held by his wife and children.

(5)
The stock beneficially owned by Mr. Wirth includes 148 shares held in an IRA account.

(6)
The stock beneficially owned by Mr. Berthiaume includes 4,048 shares held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(7)
The stock beneficially owned by Dr. Cooney includes 7,164 shares held jointly with his wife, 240 shares held individually by his wife, 1,882 shares held by his son and 600 shares held by his grandchildren. Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife, son and grandchildren.

(8)
The stock beneficially owned by Dr. Dzau includes 2,550 shares held by his wife's trust.

ELECTION OF DIRECTORS

        Nominees presented for election to the board are elected for one-year terms. Accordingly, the nominees for election this year would have terms expiring in 2011. If for some reason one of our nominees is unable to serve, the nominating and corporate governance committee may recommend, and the board may propose, a substitute nominee at the annual meeting and the proxies identified in the WHITE proxy card will vote to approve the election of the substitute nominee. If substitute nominees are proposed, we will, in full compliance with all applicable state and federal laws and regulations, file an amended proxy statement and proxy card that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees. We know of no reason why any of our nominees would be unable or for good cause unwilling to accept nomination or election.

        We currently have nine directors. Douglas A. Berthiaume, Robert J. Bertolini, Gail K. Boudreaux, Robert J. Carpenter, Charles L. Cooney, Victor J. Dzau, Senator Connie Mack III, Richard F. Syron and Henri A. Termeer were recommended for re-election to the board by our nominating and corporate governance committee and selected for nomination by the board of directors. Each of the nominees has agreed to be named in this proxy statement and serve as a director if elected. Unless marked otherwise, WHITE proxy cards received will be voted "FOR" the election of the nine (9) nominees named below.

        Our bylaws provide that, in an uncontested election, directors will be elected by a majority of votes cast. This majority vote standard means that to be elected, votes properly cast in favor of election of a director must exceed the votes properly cast against such election. When the number of nominees timely nominated for election at an annual meeting exceeds the number of directors to be elected at the meeting, the election of directors at such annual meeting is a contested election. In a contested election, directors are elected by a plurality of votes cast. In a contested election, the vote required to effect the election of a director is a plurality of votes cast. This means that, if the Icahn Entities nominate candidates at our 2010 annual meeting, the nine nominees for director receiving the highest number of votes "FOR" election will be elected as directors. Only votes cast "FOR" a nominee will be counted.

        Our board of directors, acting through our nominating and corporate governance committee, is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the company and function effectively as a board. See "Nominating and Corporate Governance Committee—Director Selection Criteria" on pages 20-21 of this proxy statement for further discussion.

        We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Each of the nominees holds or has held senior-level positions in complex business, government, or academic settings. We also believe each of our nominees has other attributes necessary to create an effective board: high personal and professional ethics, integrity and values; practical wisdom and judgment; an inquisitive and objective perspective; the willingness to engage management and each other in a constructive and collaborative fashion; the ability to devote significant time to serve on our board and its committees; and a commitment to representing the long-term interests of all our shareholders.

        The names of our board's nine nominees and certain other information about them is set forth below, including each nominee's specific experience, qualifications, attributes and skills that led our board to conclude that he or she should serve as a director.

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume, 61, has served as Chairman of the Board of Waters Corporation, a manufacturer of high performance liquid chromatography, mass spectrometry, thermal analysis and rheology products and services, since February 1996, and as its President and Chief Executive Officer since August 1994. From

1990 to 1994, Mr. Berthiaume served as President of the Waters Chromatography Division of Millipore Corporation, the predecessor business of Waters Corporation. He is Chairman of the Children's Hospital (Boston) Trust Board, a member of the Children's Hospital board of trustees and a trustee of the University of Massachusetts Amherst Foundation.

        Mr. Berthiaume's qualifications to serve as a director include his 18 years of experience as CEO of a global supplier of biotechnology manufacturing and laboratory equipment. In that role, he has overseen the successful growth and evolution of a complex global technology business and understands the challenges of doing so. This position also provides him relevant perspective on the future and dynamics of the biotechnology industry. He also has considerable financial experience, having served for 12 years as the corporate controller, then chief financial officer of Millipore Corp. and seven years auditing public companies as an independent public accountant.

Robert J. Bertolini, director since December 2009

        Mr. Bertolini, 48, retired from Schering-Plough Corp. following its merger with Merck & Co. in November 2009. From November 2003 until November 2009, he served as Executive Vice President and Chief Financial Officer at Schering-Plough, with responsibility for tax, accounting and financial asset management. He worked with the chief executive officer in all aspects of transforming the company's operations, building strong finance and information technology functions and leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at public accounting firm PricewaterhouseCoopers, ultimately leading its global pharmaceutical industry practice.

        Mr. Bertolini's qualifications to serve as a director include his strong industry and financial expertise. He has experience in building world-class finance and information technology functions and in leading business development and strategy. He has had responsibility for key financial areas including tax, accounting and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing and other strategic issues. Mr. Bertolini was recommended as a candidate for our board by Spencer Stuart, an executive search firm.

Gail K. Boudreaux, director since 2004

        Ms. Boudreaux, 49, has served since May 2008 as an Executive Vice President of United Health Group Incorporated, a diversified health and well-being company that offers a broad spectrum of products and services designed to improve healthcare, and as President of its United Healthcare business. United Healthcare serves nearly 25 million consumers and manages health benefits for individuals, public sector employers and businesses of all sizes. From December 2005 to April 2008, Ms. Boudreaux was Executive Vice President for external operations at Health Care Service Corporation ("HCSC"), the country's largest non-investor-owned health insurance company. From September 2002 to December 2005, Ms. Boudreaux served as President of Blue Cross and Blue Shield of Illinois, a division of HCSC and the oldest and largest health insurance company in Illinois. Prior to joining HCSC, Ms. Boudreaux held positions of increasing responsibility during 20 years at Aetna, Inc., a provider of health, dental, group, life, disability and long-term care insurance benefits. She serves on the board of directors of America's Health Insurance Plans, the health insurance industry's trade association.

        Ms. Boudreaux's qualifications to serve as a director include her knowledge and expertise in the health insurance field. She brings to the board the payor perspective, as payors are critical to the success of Genzyme products. She also has extensive experience in operational improvement, having played a key role in shaping her companies' turnaround strategies and operating plans.

Robert J. Carpenter, director since 1994

        Mr. Carpenter, 65, is President of Boston Medical Investors, Inc., a privately-held company he formed in 1994 that invests in early stage health care companies. From January 2002 to August 2007, Mr. Carpenter was Chairman of the Board of Peptimmune Inc., a privately-held company that develops immunotherapies for treating auto-immune diseases. He also served as President of Peptimmune from January 2002 until November 2004. From November 1991 until it merged with us in December 2000, Mr. Carpenter was Chairman of GelTex Pharmaceuticals Inc., which he co-founded in 1991 and where he served as President and CEO until May 1993. He also co-founded VacTex Inc., and served as its President and CEO from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President, and CEO of Integrated Genetics, Inc., a biotechnology company that merged with us in 1989. Following the merger and until 1991, he was our Executive Vice President, and CEO and Chairman of the Board of IG Laboratories, Inc., an affiliated company which merged with us in September 1995. Mr. Carpenter is Chairman of Hydra Biosciences, Inc., which develops drugs based on recently discovered ion channels. He is also a trustee of the Immune Disease Institute, a non-profit institute affiliated with Children's Hospital in Boston that performs research in immunology.

        Mr. Carpenter's qualifications to serve as a director include his broad experience in biotechnology science and the successful development of innovative products. A biotech entrepreneur, he has founded numerous start-up biotechnology companies and knows the industry well. His experience as a venture capitalist gives him an understanding of what it takes to develop a company that generates superior and sustainable returns for investors.

Charles L. Cooney, Ph.D., director since 1983

        Dr. Cooney, 65, is the Robert T. Haslam (1911) Professor of Chemical and Biochemical Engineering and Faculty Director, Deshpande Center for Technological Innovation at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of Polypore International, Inc., a global high technology manufacturer of specialized polymer-based membranes used in separation and filtration processes, and a director of India-based Biocon Limited, a biotechnology healthcare company with strategic focus on biopharmaceuticals and research services. He is also a principal of BioInformation Associates, Inc., a consulting company.

        Dr. Cooney's qualifications to serve as director include his scientific background and academic experience, including expertise in biotechnology and biologics manufacturing. Dr. Cooney has dedicated himself to understanding current best practices in corporate governance and executive compensation, and how to appropriately align the interests of shareholders and the performance of the board and management.

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau, 64, has served as the Chancellor for Health Affairs and President and Chief Executive Officer of Duke University Health System in Durham, North Carolina since September 2004. From July 1996 until September 2004, he was the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician-in-Chief and Director of Research at Brigham and Women's Hospital in Boston, Massachusetts. Prior to this, Dr. Dzau was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University. Dr. Dzau is a founding member of the Executive Committee of The Academy at Harvard Medical School. He has been elected to the Institute of Medicine, the National Academy of Science, and the European Academy of Science and Arts. Dr. Dzau was previously Chairman of the National Institutes of Health Cardiovascular Disease Advisory Committee and also sat on the advisory committee to the director of the

NIH. Dr. Dzau sits on the board of directors of Pepsico, Inc., Alnylam Inc., Medtronic, Inc. and the Duke University Health System. From 1999-2006, he also served as a director of Corgentech, Inc.

        Dr. Dzau's qualifications to serve as a director include his extensive experience in the medical field, both in the hospital and academic research settings. As CEO of the Duke University Health System, Dr. Dzau has a deep understanding of health care providers and of physicians, who are key opinion leaders, customers, and partners to Genzyme in conducting clinical trials.

Senator Connie Mack III, director since 2001

        Senator Mack, 69, has served since January 2010 as a government relations consulting partner at Liberty Partners in Washington D.C. From February 2005 through December 2009 he served as Senior Policy Advisor and Co-Chairman of the government relations practice group at King & Spalding LLP, a Washington D.C. law firm. From February 2001 until February 2005, he served as Senior Policy Advisor in the government relations practice at Shaw Pittman, a Washington, D.C. law firm. In addition, he served from November 2001 to November 2003 as a member of the NIH Advisory Committee to the Director. Senator Mack served as a United States Senator from the State of Florida from January 1989 until January 2001, and served in the House of Representatives from January 1983 to January 1989. Prior to his government service, he spent 16 years in commercial banking, including five years as president of the Florida National Bank of Lee County. Senator Mack was founding Chairman of the Board of The Cape Coral Hospital from 1975-1977, leading the creation of a 100-bed, non-profit community-based hospital. Senator Mack is Chairman Emeritus of the parent board of the H. Lee Moffitt Cancer Center and Research Institute, for which he served as Chairman for seven years. He is also a director of Mutual of America Life Insurance Co., Darden Restaurants, EXACT Sciences Corporation and Moody's Corp. From 2006-2008, Senator Mack also served as a director of Spirit Aerosystems.

        We operate in a highly regulated environment, and government health care policies have a significant impact on our business. Senator Mack's qualifications to serve as a director include his extensive public policy and government relations expertise, as well as a personal passion for the need for the development of innovative therapies for patients. Senator Mack's past professional experience also gives him relevant perspective in organizational management.

Richard F. Syron, Ph.D., director since 2006

        Dr. Syron, 66, is Adjunct Professor of Finance at Boston College. From January 2004 to September 8, 2008 he served as Chairman and Chief Executive Officer of Federal Home Loan Mortgage Corporation, commonly referred to as Freddie Mac, the second largest source of mortgage financing in the United States. On September 6, 2008, the board of directors of Freddie Mac adopted a resolution consenting to the appointment of the Federal Housing Finance Agency as conservator of Freddie Mac, which appointment was effected the same day. On September 8, 2008, Dr. Syron resigned as Chairman and Chief Executive Officer of Freddie Mac. From June 1999 to January 2000, Dr. Syron served as President and Chief Executive Officer of Thermo Electron Corporation, which designs and develops technology-based instruments and from January 2000 to December 2002 he served as Chairman of the Thermo Electron board, and from December 2002 until December 2003 as Executive Chairman of the Thermo Electron board. Prior to that, Dr. Syron served as Chief Executive Officer of the American Stock Exchange, the Federal Reserve Bank of Boston, and the Federal Home Loan Bank of Boston. He has also served as deputy assistant secretary of the United States Treasury, principal assistant to former Federal Reserve chairman Paul A. Volcker, and has held several economic, research, policy and managerial positions in state and national government. From 1996-2005, Dr. Syron served as a director of John Hancock Life Insurance Company and from 2002-2006 he served as a director of McKesson Corp. Dr. Syron is a Trustee of Boston College and of the Woods Hole Oceanographic Institute.

        Dr. Syron's qualifications to serve as a director include his extensive financial and business expertise and knowledge of capital markets, having led the second largest source of mortgage financing in the United States. As president of the Federal Reserve Bank of Boston, he played a major role in restructuring New England's banking system following the crises of the early 1990s. At Thermo Electron, he led a restructuring of 26 publicly-traded companies in four different industries into a unified company focusing on high tech equipment and instruments for life sciences.

Henri A. Termeer, director since 1983

        Mr. Termeer, 64, has served as our President and a Director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. Under his leadership, we have grown from a modest entrepreneurial venture to one of the world's leading biotechnology companies. In 2008, he was appointed to Massachusetts Governor Deval Patrick's Council of Economic Advisors, and he is a co-chair of the Leadership Council of the Massachusetts Life Sciences Collaborative. Mr. Termeer is also Chairman Emeritus of the New England Healthcare Institute, a nonprofit, applied research health policy organization he was instrumental in founding. He serves on the board of directors of the Pharmaceutical Research and Manufacturers of America. Mr. Termeer is Chairman of the Federal Reserve Bank of Boston's board of directors, a board member of ABIOMED Inc., and a board member of Massachusetts Institute of Technology Corporation. He is a director of Massachusetts General Hospital, a board member of Partners HealthCare and a member of the Board of Fellows of Harvard Medical School.

        Mr. Termeer's qualifications to serve as a director include his 37 years of experience in the biotechnology industry and health care field and his activity in advancing the areas of humanitarian assistance, policy issues, and innovation in providing access to health care. Mr. Termeer is recognized as a pioneer in developing and delivering treatments to patients with rare genetic diseases around the world. This work has provided the foundation for Genzyme's success, and today the company is diversified across medical areas including genetic diseases, kidney disease, orthopaedics, cancer, transplant and immune diseases, and diagnostic testing.

Agreement with Relational Investors LLC

        We have entered into an agreement with Relational Investors LLC ("Relational"), Ralph V. Whitworth, and certain Relational affiliates. Under that agreement, we agreed, subject to limited conditions, to appoint Mr. Whitworth to our board of directors, the compensation committee of the board, and one other committee if Relational requests that Mr. Whitworth be appointed as a director in November 2010. We entered into the agreement following several months of constructive dialogue with Relational, and we have continued the constructive dialogue since the agreement was signed. During these discussions, Relational and Mr. Whitworth have provided our board with fresh perspectives. Based on Mr. Whitworth's experience and ideas, our board believed that entering into the agreement with Relational and Mr. Whitworth was in the best interest of our shareholders. Mr. Whitworth's qualifications to serve as a director include his expertise in corporate governance and extensive experience as a director of the following public companies: Apria Healthcare Group Inc., Mattel, Inc., Sirius Satellite Radio, Inc., Tektronix, Inc., Waste Management, Inc., Sprint Nextel Corporation, Wilshire Technologies, Inc., United Thermal Corporation and Sovereign Bancorp, Inc. Among his various governance-related activities, he has been invited to present his views before Congress, the SEC, the New York Stock Exchange Board and the Federal Reserve on corporate governance and shareholder rights matters. He has served on four Blue Ribbon committees sponsored by the National Association of Corporate Directors regarding director compensation and corporate governance. Mr. Whitworth also has experience in finance, investments and acquisitions from his twenty years of corporate board activities. In the agreement, Mr. Whitworth, Relational and certain of their affiliates represented that they beneficially owned an aggregate of 10,214,824 shares of the Company's common stock as of January 6, 2010, or approximately 3.84% of our outstanding common stock as of that date.

        If Mr. Whitworth joins our board, its composition will change. Under our restated articles of organization and bylaws, our board has the authority to increase the size of the board and add a new director without obtaining shareholder approval. We expect that, if Mr. Whitworth becomes a director, our board would increase its size to 10 members, and Mr. Whitworth would join the individuals elected at our 2010 annual meeting of shareholders. We do not anticipate that any directors would resign or be removed in connection with the addition of Mr. Whitworth to our board. Under the agreement with Relational, if our board were to conclude in good faith that the appointment of Mr. Whitworth would constitute a breach of our directors' fiduciary duties, we would not be obligated to add Mr. Whitworth as a director. We also may not be obligated to add Mr. Whitworth as a director if Relational has breached its obligations under the agreement.

DIRECTOR COMPENSATION
for the year ended December 31, 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Douglas A. Berthiaume	104,000	146,650	194,292	—	444,942
Robert J. Bertolini(1)	3,333	117,373	144,129	—	264,835
Gail K. Boudreaux	76,500	146,650	194,292	—	417,442
Robert J. Carpenter	75,000	146,650	194,292	—	415,942
Charles L. Cooney	83,500	146,650	194,292	—	424,442
Victor J. Dzau	72,000	146,650	194,292	—	412,942
Sen. Connie Mack	81,000	146,650	194,292	—	421,942
Richard F. Syron	76,500	146,650	194,292	—	417,442

(1)
Mr. Bertolini was appointed to the board of directors on December 8, 2009.

(2)
The amounts reported for stock and option awards represent the grant date fair value of the awards. On May 21, 2009, under the automatic grant provisions of our 2007 Director Equity Plan, each non-employee director, except for Mr. Bertolini, was granted RSUs for 2,500 shares, and stock options to purchase 7,500 shares, of our stock. The RSUs have a grant date fair value, and stock options have an exercise price, of $58.66 per share, which was the closing price of our stock on the date of grant. On December 8, 2009, Mr. Bertolini was granted RSUs for 2,375 shares, and stock options to purchase 7,125 shares of our stock. Mr. Bertolini's RSUs have a grant date fair value, and stock options have an exercise price, of $49.42 per share, which was the closing price of our stock on December 8, 2009.

The grant date fair value of the stock options granted on May 21, 2009 was $25.91 per share and the grant date fair value of the stock options granted on December 8, 2009 was $20.23 per share, which was based on the Black-Scholes option pricing model. For a discussion of the relevant assumptions we use to calculate grant date fair value, see the sections "Accounting for Stock Based Compensation" in "Note A. Summary of Significant Accounting Policies" and "Note M. Stockholders' Equity" of the "Notes to Consolidated Financial Statements" in our 2009 Annual Report on Form 10-K.

(3)
Non-employee directors had the following aggregate stock options and RSUs outstanding as of December 31, 2009:

	Stock Options	RSUs
Douglas A. Berthiaume	95,097	2,500
Robert J. Bertolini	7,125	2,375
Gail K. Boudreaux	75,000	2,500
Robert J. Carpenter	91,505	2,500
Charles L. Cooney	64,505	2,500
Victor J. Dzau	77,587	2,500
Sen. Connie Mack	83,687	2,500
Richard F. Syron	60,000	2,500

  The outstanding stock options have an average exercise price of $58.67 per share and a remaining average life of 5.8 years.

        Henri Termeer, our only employee director, does not receive any additional compensation for his service on the board of directors. Until February 2010, non-employee directors received the following cash compensation for their service on the board and its committees:

  •
  an annual retainer of $40,000, paid quarterly;

  •
  $2,500 for each board meeting they attend;

  •
  $1,500 for each committee meeting they attend;

  •
  an annual retainer of $20,000 for service as audit committee chair, paid quarterly;

  •
  an annual retainer of $10,000 for service as compensation committee chair, paid quarterly; and

  •
  an annual retainer of $10,000 for service as nominating and corporate governance committee chair, paid quarterly.

        As part of the changes implemented to strengthen the role of our lead director, the compensation committee requested its compensation consultant prepare an analysis of lead director compensation, including at our peer companies. Following a review of this analysis, the committee recommended to the board in February 2010, and the board approved, an annual retainer of $25,000, paid quarterly, for service as lead director of the company. In addition, the committee also approved an increase from $10,000 to $20,000 to the annual retainer for service as compensation committee chair.

        Non-employee directors also receive equity awards for each year (or partial year) that they serve on our board. Stock options and RSUs are granted automatically under our 2007 Director Equity Plan on the date of each annual meeting of shareholders or, in the case of directors elected other than at an annual meeting, upon election to the board. Stock options and RSUs become fully vested on the date of the next annual shareholders meeting following the date of grant, provided the director is an active member of the board at the opening of business on that date. Each stock option grant has an exercise price equal to the closing price of the stock on the date of grant and a term of ten years. RSUs are valued on the date of grant based on the closing price of our stock. The plan provides for acceleration of all unvested awards in the event of a change in control of the company.

        For 2009, the plan provided for an annual grant to each non-employee board member of (1) stock options to purchase 7,500 shares of our stock, and (2) RSUs for 2,500 shares of our stock. In August 2009, our board of directors reduced the equity portion of director compensation to 95% of existing levels, to be consistent with similar reductions made in 2009 for the company's senior management. Accordingly, the plan was amended to provide for an annual grant to each non-employee board member of (1) stock options to purchase 7,125 shares of our stock, and (2) RSUs for 2,375 shares of our stock.

        Under our Directors Deferred Compensation Plan, each director may choose to defer receipt of all or part of the cash compensation payable to him or her as a director until the year following the year his or her service as a director ends or until another date specified in advance by the director. The director can elect to defer compensation in exchange for a future payment of cash, stock or a combination of cash and stock. At the director's election, the future payments may be made in either a lump sum or annual installments for a period specified by the director, up to a maximum of five years. Amounts deferred in a cash account are credited with interest on the last day of each calendar quarter at the rate paid on 90-day Treasury bills hypothetically purchased on the first day of the calendar quarter. Amounts deferred in a stock account are treated as invested in hypothetical shares of our common stock, and the hypothetical shares are credited to the director's account on the first day of each calendar quarter based on the average closing price of our common stock for all trading days during the preceding quarter. As of December 31, 2009, five directors had accounts under the plan.

THE BOARD AND ITS COMMITTEES

Board Meetings

        The board of directors held eight meetings during 2009, including an annual two-day strategic review. The board has a standing audit committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a written charter adopted by our board. The committee charters are publicly available in the "Investors" section of our Web site, www.genzyme.com, under the heading "Corporate Governance." In February 2010, the board approved the creation of a risk management committee.

        We expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Absent compelling and stated reasons, directors who attend fewer than 75% of regularly scheduled board and committee meetings in each of two consecutive years should not be nominated for re-election when their current term expires. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our board members will attend our annual meeting of shareholders. In 2009, each director attended at least 89% of all meetings of the board and all committees of the board on which he or she served. In addition, all of our directors attended the 2009 annual meeting of shareholders.

Director Independence

        The board has reviewed the independence of each director, taking into account potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director's independence. To determine independence, the board relies on director responses to an annual questionnaire inquiring about, among other things, their relationships (and those of their immediate family members) with us, their affiliations, and other potential conflicts of interest. The board has determined that Messrs. Berthiaume, Bertolini and Carpenter, Ms. Boudreaux, Drs. Cooney, Dzau and Syron, and Senator Mack are independent directors as defined by the applicable NASDAQ listing standards. Mr. Termeer is not independent because of his employment as our chief executive officer.

Board Leadership Structure

        Our board is comprised of Mr. Termeer and eight independent directors. Mr. Termeer serves as our chief executive officer and chairman of the board. Mr. Carpenter serves as our independent lead director, and, together with Mr. Termeer, in his role as chairman, oversees the functioning of the board. The board believes that its current leadership structure provides independent board leadership, engagement, and oversight while also providing the benefits connected with having our chief executive officer serve as chairman of the board.

        The board believes that Mr. Termeer's deep knowledge of our industry and company make him best suited to serve as chairman, as well as having the primary responsibility for managing the company's day-to-day operations as chief executive officer. The board also believes that Mr. Termeer has provided critical leadership for carrying out our strategic initiatives and confronting our challenges and that the company is best situated to execute its strategy and business plans by having him serve as both chief executive officer and chairman.

        Our board regularly considers its structure and practices to help assure that it provides the appropriate level of independent oversight necessary for fulfilling its responsibilities to our shareholders. Since 2003, our independent directors have annually elected a lead independent director for a one-year rotating term to act as a liaison between the independent directors and the chairman, help coordinate meeting agenda items and preside over meetings of the independent directors. In early 2010, the board amended our corporate governance guidelines to expand the role of the lead independent director to include responsibilities that are similar to those typically performed by a chairman who is not also company CEO. The independent directors also re-elected Mr. Carpenter to serve as lead independent director, with the expectation that he will serve in this role for three years. The expanded responsibilities of the lead director include:

  •
  presiding at all executive sessions of the independent directors and at all other board meetings at which the chairman is not present;

  •
  serving as liaison between the chairman and the independent directors;

  •
  approving information sent to the board;

  •
  approving meeting agendas for board meetings;

  •
  working with the chairman to agree on meeting schedules that provide sufficient time for discussion of all agenda items;

  •
  having the authority to call meetings and schedule executive sessions of the independent directors; and

  •
  being available for consultation and direct communication with major shareholders.

        In addition, our independent committee chairs are responsible for leading committee meetings, determining committee meeting schedules, agenda and information flow, and reporting to the full board on the committee's actions and areas of responsibilities. Key oversight responsibilities exercised by our independent committees include:

  •
  The nominating and corporate governance committee:

  –
  establishes processes for CEO succession planning;

  –
  coordinates performance evaluations of the board and its committees;

  –
  identifies the competencies needed on the board, establishes processes for identification and evaluation of candidates, and recommends nominees for election to our board;

  –
  reviews the duties and composition of the committees and recommends committee leadership and membership to the board; and

  –
  recommends changes to the corporate governance guidelines and oversees board and company implementation of those guidelines.

  •
  The compensation committee evaluates the performance of our chief executive officer and sets his compensation.

Risk Oversight

        Although our management is responsible for implementing systems and processes to identify and manage risks, our board has oversight responsibility for our risk management process. In carrying out its oversight responsibility, the board had delegated to individual committees certain elements of its risk oversight function. Our audit committee oversees our overall internal controls related to our financial reporting process through quarterly reports from our independent auditors and internal auditors. The audit committee also annually reviews our global risk management insurance program. The compensation committee oversees risks relating to our executive compensation plans and arrangements. From 2008 until February 2010, the nominating and corporate governance committee was actively involved in developing practices for understanding and regularly reviewing the company's risk management process for non-financial risks. This work included receiving reports from members of management, including our chief compliance officer, regarding our processes for managing, monitoring and mitigating specific non-financial risks. The areas reviewed by the committee included the following: supply chain, manufacturing and distribution; product safety; business continuity and disaster recovery; regulatory compliance; and commercial compliance, including financial interactions with health care professionals and institutions and medical affairs activities.

        In February 2010, the board created a new risk management committee that is now primarily responsible for overseeing our risk management process for risks outside the scope of audit or compensation committee oversight. In exercising its risk oversight responsibility, the full board receives updates from the committees. In addition, our chief compliance officer provides a written annual report to the full board detailing the activities of our corporate compliance program during the completed year and program initiatives for the upcoming year to assist the board in monitoring our compliance efforts.

Summary of Governance, Compensation and Operational Initiatives

        Under Mr. Termeer's leadership, our board and senior executive team have implemented the following initiatives:

Governance Initiatives	Compensation Initiatives	Operational Initiatives
Strengthened the role of our lead independent director, as outlined in this proxy statement

Added fresh perspective to our board by adding Robert J. Bertolini, former EVP and CFO at Schering Plough, and appointing him chair of the audit committee

Agreed to appoint Ralph Whitworth, co-founder of Relational Investors and a major shareholder, to our board in November 2010, upon Relational's request

Created a board-level risk management committee to oversee the implementation of an enterprise-wide risk management system

Eliminated a classified board structure in favor of annual election of all directors

Eliminated plurality voting in uncontested director elections in favor of majority voting

Allowed our poison pill to lapse without renewal

Responded to shareholder request by adopting a process for board consideration of shareholder proposals that garner majority support, as outlined in our governance guidelines

Amended our governance guidelines to require that at least 2/3 of our board must be independent	Adopted new annual incentive plan comprised of a broader range of corporate performance measures: revenue, cash flow return on invested capital, and achievement of key business objectives

Eliminated time vesting RSUs in favor of performance vesting RSUs in our new executive long-term incentive plan

Established an annual review of our independent compensation consultant

Responded to shareholder request by providing in our annual proxy statement a transparent break-down of the fees paid to our compensation consultant for services provided to the compensation committee vs. services provided to the company

Adopted a Senior Executive Severance Policy requiring shareholder approval of executive severance agreements providing for cash severance benefits exceeding 2.99 times base salary and bonus	Seeking to implement world-class standards at our Allston manufacturing facility and establishing best practices throughout Genzyme's global manufacturing organization, including the implementation of a two-year plan developed with a leading quality assurance advisory firm

Continuing to push forward expansion projects that are expected to quadruple our biologics manufacturing capacity from 2004 to 2012, both to increase capacity and to create redundancy to support operational flexibility

Made significant management changes and hired experienced senior leaders to renew the organization, including:

Scott Canute as our new President of Global Manufacturing and Corporate Operations

Ron Branning as our new Senior VP of Global Product Quality

Senior VP, Sandra Poole, as our new head of the Allston manufacturing site

Initiated our "business excellence initiative," a comprehensive effort to enhance decision-making and improve operational processes throughout the organization

Audit Committee

        We have a separately designated standing audit committee established by the board for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The audit committee held seven meetings in 2009. Members of the committee are Mr. Bertolini (chairman),

Ms. Boudreaux, Senator Mack and Dr. Syron, each of whom is independent as defined by the applicable NASDAQ listing standards. Mr. Bertolini was appointed to the committee in January 2010. Until Mr. Bertolini's appointment, Mr. Berthiaume served as chairman of the committee. Our board has identified Mr. Bertolini and Dr. Syron as our audit committee financial experts. The committee evaluates and selects our independent auditors, reviews our audited financial statements and discusses the adequacy of our internal controls with management and the outside auditors. The committee also supervises the relationship between the company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the outside auditors.

Audit Committee Report

        In the course of our oversight of Genzyme's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2009, (ii) discussed with PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, the matters required to be discussed by Financial Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and (iii) received the written disclosures and the letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the auditor's communications with us concerning independence, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

                      By the Audit Committee,

                      Robert J. Bertolini, Chairman
                      Gail K. Boudreaux
                      Senator Connie Mack
                      Richard F. Syron

Nominating and Corporate Governance Committee

        The purpose of the nominating and corporate governance committee is to assist the board of directors by identifying for nomination qualified individuals to become board members, to nominate candidates for appointment to board committees, to monitor a process to assess the effectiveness of the board and its committees, and to develop and implement the company's corporate governance guidelines. The committee met three times during 2009. Members of the committee are Sen. Mack (chairman), Mr. Berthiaume, and Drs. Cooney and Syron. Until February 2010, Ms. Boudreaux, Mr. Carpenter and Dr. Dzau were also members of the committee. Each current and former member of the committee is independent as defined by the applicable NASDAQ listing standards.

        Director selection criteria.    The nominating and corporate governance committee is responsible for reviewing with the board, on an annual basis, the appropriate personal characteristics and professional competencies required of board members to work together as a team to properly oversee our strategies and operations.

        All board members are expected to possess certain personal characteristics necessary to creating a functional board: high personal and professional ethics, integrity and values; practical wisdom and mature judgment; an inquisitive and objective perspective; professional experience at a policy-making level in business, government, education or medicine; time availability for in-person participation at board and committee meetings; and a commitment to representing the long-term interests of our shareholders.

Although we have no formal policy, our corporate governance guidelines provide that our board encompass a range of diversity, and we therefore recognize the desirability of racial, ethnic and gender diversity in board membership.

        In addition, the board as a group is expected to encompass a diversity of professional competencies advantageous to overseeing our diverse businesses. These professional competencies include senior management operational experience, accounting and finance capabilities, deep industry-related experience, biologic manufacturing expertise, business development leadership, academic leadership, medical and scientific proficiencies, healthcare system expertise, government and public policy experience, and experience with international markets. As shown in the chart below, our board nominees encompass the full spectrum of professional competencies needed to oversee our business:

Nominee	Senior Management Operational Experience	Accounting/ Finance Capabilities	Biotech Industry- Related Experience	Biologic Manufacturing Expertise	Business Development Leadership	Academic Leadership; Medical & Scientific Proficiencies	Healthcare System Expertise	Government/ Public Policy Experience	International Markets
Henri A. Termeer	X	X	X	X	X		X	X	X
Robert J. Carpenter	X	X	X	X	X
Robert J. Bertolini	X	X	X		X		X		X
Charles L. Cooney, Ph.D.	X		X	X		X
Sen. Connie Mack III	X				X			X
Douglas A. Berthiaume	X	X	X		X				X
Gail K. Boudreaux	X	X	X		X		X
Victor J. Dzau, M.D.	X		X			X	X	X
Richard F. Syron, Ph.D.	X	X			X			X

        Independence also is an important selection criterion for nomination to our board. Independent directors should be free of any relationship with us, our management, other directors or other parties that may impair, or appear to impair, the director's ability to make independent judgments. Independent directors must satisfy the criteria for independence established by NASDAQ. Currently all of our directors are independent except for Mr. Termeer.

        Additionally, all board members are expected to act in the best interests of the company and its shareholders and to avoid any conflicts of interest. Our Code of Conduct states that our "directors must act in the best interests of Genzyme, and avoid any conduct that would compromise, or appear to compromise, the ability of Genzyme to conduct business fairly and in the best interests of the Company, regardless of personal interests." In selecting director nominees, the nominating and corporate governance committee seeks individuals who are free from conflicts of interest, and does not believe it is appropriate or consistent with our Code of Conduct for directors, executives or significant shareholders of our competitors to be board members of the company.

        Finally, candidates should be enthusiastic and excited about their service on our board and working collaboratively with existing board members to create value for all of our shareholders.

        Shareholder nominations for directorships.    Shareholders may propose a director candidate for consideration by the nominating and corporate governance committee by directing such recommendation to the Secretary of Genzyme Corporation at 500 Kendall Street, Cambridge, Massachusetts 02142. The recommendation should include the nominee's name, qualifications for board membership and consent to nomination, as well as the name, number of shares of our stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in our bylaws addressing shareholder nominations of directors. The committee will assess such recommendations and nominees based on the director selection criteria described above.

        Executive search firm.    In 2009, the nominating and corporate governance committee engaged Spencer Stuart, an executive search firm, to assist in identifying qualified independent candidates for addition to our board. Spencer Stuart has been charged with the task of identifying, screening and interviewing potential candidates for submission to the committee for their consideration.

Compensation Committee

        The compensation committee held six meetings in 2009 and one joint meeting with the nominating and corporate governance committee. Members of the committee are Drs. Cooney (chairman) and Dzau and Messrs. Berthiaume and Carpenter. Each member of the committee qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code"), as a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as independent, as defined by the applicable NASDAQ listing standards. The committee approves the compensation to be paid to all executive officers, including our chief executive officer, and administers our company benefit and equity plans, except the 2007 Director Equity Plan. The committee is responsible for making recommendations to the board for the compensation and benefits for non-employee directors.

        The compensation committee may delegate to subcommittees or to our management some of the responsibilities of the full committee. The committee has delegated authority to our senior vice president, chief human resources officer the responsibility to approve certain equity grants. Such grants, however, are made pursuant to a matrix or other guidelines approved by the committee. This delegated authority does not extend to grants made to members of the board or to officers of the company within the meaning set forth in the NASDAQ listing standards.

        Role of the Compensation Consultant.    The compensation committee engages Towers Watson (formerly, Towers Perrin), a leading international compensation consulting firm with expertise in biotechnology and pharmaceutical industry compensation practices, to assist in its analysis of executive compensation. Towers Watson resulted from the merger of Towers Perrin and Watson Wyatt in January 2010 and provides a third party perspective based on their extensive knowledge of the industry as well as cross-industry general practice. They advise the committee of developments in the design of compensation programs and provide references to compare our total compensation packages to those of companies with which we compete for executive talent. Towers Watson meets one-on-one multiple times during the year with the chairman of the compensation committee and provides external perspective and information to the committee throughout the year. At the committee's request, Towers Watson also works with senior management to discuss data, trends and current practices, and provides findings and recommendations. Towers Watson reports directly to the committee regarding executive and director compensation issues.

        The committee has established a formal annual process to review the performance of its independent compensation consultant. This review includes an evaluation of the services provided to the committee, a review of the consultant's objectivity and independence, and the cost of services. In 2009, Towers Watson (then, Towers Perrin) provided the company with specific human resources-related work in the areas of:

  •
  preparation of benefits communication materials,

  •
  general compensation and benefits survey information, and

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  ad hoc consulting services regarding compensation and benefits plan design and trends.

        In 2009, fees to Towers Watson totaled $475,400 for services provided to the compensation committee and $180,500 for services provided to the company. Prior to the January 2010 merger of Towers Perrin and Watson Wyatt, the committee discussed the services provided by both entities to the company. In 2009, Watson Wyatt provided the company with international survey data and consulting services related to international benefit plan design and trends. Our management recommended to the committee that the company continue to engage Towers Watson to provide compensation and benefits survey data and ad hoc compensation and benefits consulting services because management believes that Towers Watson is a leader in providing those services. The committee approved management's recommendation. The committee and management agreed, however, that the company would find another vendor to provide benefits services related to preparing benefit communication materials beginning in 2010.

        Role of executive officers in compensation decisions.    Our compensation staff works with Towers Watson to provide analysis to our chief executive officer and chief human resources officer regarding executive compensation. Our chief executive officer, chief human resources officer and members of the compensation staff attend compensation committee meetings to discuss matters of compensation philosophy, plan design and specific compensation for executive officers, other than the chief executive officer. Our chief executive officer provides the committee with performance assessments and compensation recommendations for each of our executive officers. Although our chief executive officer attends compensation committee meetings, he is not present for discussions concerning his own compensation. All executive compensation decisions are made solely by the committee and reported to the full board of directors.

Compensation Committee Report

        In fulfilling our role to discharge the board's responsibilities relating to the total remuneration of the company's senior executives and the company's benefit and equity plans, we have reviewed and discussed with management the Compensation Discussion and Analysis found below. Based on the foregoing review and discussions, we recommended to the board that the Compensation Discussion and Analysis be included in the company's proxy statement on Schedule 14A for filing with the SEC.

                      By the Compensation Committee,

                      Charles L. Cooney, Chairman
                      Douglas A. Berthiaume
                      Robert J. Carpenter
                      Victor J. Dzau

COMPENSATION DISCUSSION AND ANALYSIS

        In considering our executive compensation policies and practices, we have an obligation to balance our interest in conserving cash and minimizing shareholder dilution, with our interest in using compensation to attract, retain and motivate employees. In reconciling these competing concerns, we strive to act in the long-term best interests of the company and our shareholders. The compensation committee works directly with independent compensation consultants, and also may consult with academics and other experts from time to time to support the board's commitment to be knowledgeable and current regarding executive compensation trends and best practices. The committee has hosted, and plans in the future to host, special meetings with the full board to educate board members on key issues in the business environment and the role those issues play in executive compensation. In 2009, the committee undertook a complete review of our executive compensation program, and determined to implement specific changes which are outlined below under "Changes to 2010 Compensation Program." The review included design recommendations from the committee's compensation consultant, members of senior management as well as information and feedback from investors. As part of the process, the committee also received general information and feedback from additional independent individuals with compensation expertise (Charles Tharp of the Center on Executive Compensation and Frederic Cook of Frederic W. Cook & Co., Inc.) and hosted a joint meeting with the nominating and corporate governance committee in August 2009 to review compensation trends and practices.

        Review of 2009.    Our financial results did not meet our expectations for 2009 primarily because of a viral contamination in our Allston manufacturing facility in June 2009 that resulted in a temporary interruption of production of Cerezyme and Fabrazyme in the second half of 2009 and inventory shortages for these products. The production interruption, and resulting shortages of Cerezyme and Fabrazyme, had a significant impact on our results for 2009. We reported 2009 revenue of $4.5 billion, compared with $4.6 billion in 2008. Sales of Cerezyme were $793 million, compared with $1.2 billion in 2008. Sales of Fabrazyme were $431 million compared with $494 million in the previous year. However, excluding our Genetic Disease business, total revenue grew 15% for 2009. This growth reflects progress across all of our other business segments, including the successful launches of Synvisc-One and Mozobil, and the integration of oncology products we acquired from Bayer. GAAP net income in 2009 was $422.3 million, or $1.54 per diluted share, compared with $421.1 million, or $1.50 per diluted share, in 2008. We generated approximately $1.2 billion in cash from operations in 2009, and utilized this cash to invest in our global infrastructure and share repurchase program. We were able to continue to generate cash and maintain a solid balance sheet in 2009 despite the manufacturing challenges and resulting product supply interruption. The manufacturing challenges in 2009 also resulted in a 26% decline in our stock price, from $66.37 at December 31, 2008 to $49.01 at December 31, 2009.

        Our financial and stock performance in 2009 directly impacted our named executive officers' compensation. We did not meet the operating income goal under our 2009 annual incentive program and, accordingly, no payouts were made to our named executive officers with respect to the corporate performance component under this program. Mr. Termeer requested that he not be awarded the individual component of his annual incentive bonus and, after discussing this request, the compensation committee determined not to award to Mr. Termeer any annual incentive bonus for 2009. The decline in our stock price also affected our named executive officers by lowering the value of RSUs granted to them in 2009 and prior years and also resulted in a significant number of outstanding stock options being "under water", or having no market value at the end of 2009. In addition, given our current business challenges and the results for 2009, Mr. Termeer requested that he not receive an increase in his base salary or cash incentive targets for 2010 and, after discussing this request, the committee determined not to increase base salary or cash incentive targets for Mr. Termeer or the other named executive officers for 2010. However, the committee adjusted Dr. Meeker's compensation to reflect the expanded scope of his responsibilities.

        Changes to 2010 Compensation Program.    In 2009, the compensation committee undertook a comprehensive review of our executive compensation program with the objective of identifying and implementing changes to ensure that our incentives reflect an appropriate balance with company performance and do not incent business practices that are reasonably likely to have a material adverse effect on the company. The committee considered input from Towers Watson, senior management, investors and others. The committee asked Towers Watson to prepare a competitive analysis and make design recommendations. Towers Watson reviewed with the committee the compensation programs of our peer group looking specifically at:

  •
  components of compensation;

  •
  performance/payout ranges;

  •
  financial metrics; and

  •
  performance measurement.

At the committee's request, we also formed a senior management committee that included our chief financial officer, executive vice president for corporate development, chief human resources officer and senior vice president of compensation and benefits to develop compensation design alternatives, identify appropriate company performance metrics, and make recommendations to the compensation committee for our 2010 annual and long-term incentive programs. The compensation committee asked Towers Watson to evaluate the senior management committee recommendations and information provided by others and to present their independent assessment to the committee. After evaluating Towers Watson's findings, the compensation committee decided to implement certain changes to our executive compensation program in 2010 that seek to:

  •
  align incentive compensation with a broader set of measures of company performance that we believe appropriately reflect the factors most important to the creation of shareholder value: revenue growth, capital efficiency/profitability, and key business objectives; and

  •
  provide greater transparency to our shareholders regarding executive compensation decisions.

        The details of these changes are discussed in the "2010 annual incentive program" and "2010 long-term incentive program" sections below.

        Objectives and Overview of Executive Compensation.    Our objective is to make executive compensation decisions that are thoughtful, transparent and consistent with the overall goals of the organization. It is integral to our executive compensation philosophy that our compensation program aligns with shareholder interests. We pay our executives using three components: base salary, annual incentive cash awards and long-term incentive awards. We have avoided other long-term obligations such as defined benefit programs, supplemental employee retirement plans, nonqualified deferred compensation plans and retiree health benefits.

        Our perspective is long-term and our goal is to create sustained shareholder value. We operate in a complex, dynamic environment and it often takes years to achieve our goals. For example, developing a therapeutic product from concept to market can take in excess of 10 years, and many product candidates never make it to market. Acquisitions, whether of products, companies or intellectual property rights, are opportunistic in nature and need to balance short-term financial objectives with long-term opportunities to earn risk-adjusted returns in excess of our cost of capital. Building an infrastructure to accommodate future products and growth requires early investment with no guarantee of return. Our compensation program balances these growth and return on capital objectives and reflects the long product development business cycle in the healthcare industry. This approach aligns our compensation decisions with our shareholders' interests in our achievement of sustainable business objectives and corporate performance goals.

        We also maintain a philosophy of inclusiveness by expanding our long-term equity program to include all of our employees, to encourage them to become stakeholders and invest in achieving success for the company, which helps align employee interests with our shareholders' interests.

        Process and Philosophy for Setting Executive Compensation.    We look to our named executive officer group to focus on building and creating the future of the company and expect them to make strategic decisions that move the company forward. We apply deliberate, thoughtful processes throughout the year in a continuing assessment of company and individual executive performance to guide the committee in making compensation decisions. By making compensation decisions considering both competitive market practice and our unique organization and culture, we strive to create an appropriate compensation program for our executives while recognizing shareholder interests in limiting company expenditures.

        Our expectations for our chief executive officer and other executive officers are focused on a sustainable business strategy that includes:

  •
  financial performance, with an emphasis on return on capital financial metrics;

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  company growth and internal product development;

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  strategic management of the complexities of a global business with a diverse and growing product portfolio and expanding the business into a number of new markets; and

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  operational business management, including development of a diverse and complex global manufacturing infrastructure, investment in strong science and research capabilities, integration of acquisitions, and development of a strong executive management team.

        Risk Considerations.    The compensation committee, with the assistance of its independent compensation consultant, also has considered whether our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the company and concluded that it does not. In doing so, the committee considered the company's strategic goals and operational practices and evaluated our incentive program design to assess whether these programs foster a business environment that might drive inappropriate decision-making or behavior. While a significant portion of our executives' compensation is performance-based, we believe several features of our program mitigate inappropriate or excessive risk-taking that could harm shareholder value: we set performance goals that we believe are reasonable and set targets with payouts at multiple levels of performance, rather than an "all or nothing" approach; we cap payout levels under our new short- and long-term incentive plans, which is consistent with market prevalent practice and does not provide disproportionate leverage for achievement of short- or long-term results; we use a mix of performance goals in our new annual and long-term incentive programs to align incentive compensation with a broad set of measures important to the creation of shareholder value; the majority of compensation is provided in long-term awards that are intended to align executives' interests with those of our shareholders; for our new long-term incentive program, we use both time vesting stock options and performance vesting restricted stock units that have staggered vesting schedules; and as described above, the committee undertakes a continuing assessment of company and individual executive performance.

        Peer Group and Market Analysis.    The compensation committee analyzes the compensation practices of a group of peer companies for comparison purposes and to gain an external perspective in preparation for setting executive salaries and short- and long-term incentive compensation. The committee looks at the data from our peer group to evaluate the appropriateness and competitiveness of our pay positioning, but does not target a certain level of compensation relative to the group. The committee reviews the compensation of our peer group regularly, which includes an analysis by Towers Watson of potential peer companies considering factors that include:

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  revenue size and growth rate;

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  research and development expense;

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  number of employees;

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  market capitalization;

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  one- and three-year total shareholder return;

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  net income;

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  similarity of core businesses to ours;

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  international presence; and

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  labor market competition.

        Following the compensation committee's review of the Towers Watson analysis and discussions with Towers Watson and senior management personnel, the committee decides which companies are the most appropriate for our peer group. For 2009, our peer group was comprised of seven biopharmaceutical companies: Allergan, Inc., Amgen Inc., Biogen Idec Inc., Celgene Corp., Cephalon, Inc., Genentech, Inc. (acquired by F. Hoffman-La Roche, Ltd. in March 2009) and Gilead Sciences, Inc.

        For 2010, the compensation committee expanded our peer group to include three pharmaceutical companies and one medical instruments company. We note that these four companies are larger than us. We believe, however, that the inclusion of these four companies along with our traditional biotechnology peer companies is appropriate because these are the companies we consider to be our primary competitors for recruiting and retaining executive talent for similarly positioned executive positions. Our peer group for 2010 compensation analysis is comprised of ten companies: Allergan, Inc., Amgen Inc., Baxter

International Inc., Biogen Idec, Inc., Bristol-Myers Squibb Company, Celgene Corp., Cephalon, Inc., Eli Lilly and Company, Gilead Sciences, Inc., and Medtronic, Inc.

        In addition to peer group analysis, each year the compensation committee considers published survey data for biotechnology, pharmaceutical and general industry companies to ensure that our executive positions are paid appropriately relative to the broader market. These surveys help the committee to match our incumbent executives to comparable market positions, when data is available, by looking at scope of responsibilities for various positions as well as internal comparisons. Specifically, for each executive officer position, the committee reviews competitive levels of base salary, annual incentive awards and equity incentive grants to supplement the data gathered from our peer companies listed above.

        Annual Incentive Program.    The compensation committee establishes annual cash incentive opportunities for our executive officers. The incentives include a corporate component, an individual component and for executive officers who have responsibility for a business division, a division component. The corporate component is intended to link compensation to the company's performance relative to financial targets established by the committee. The individual component allows the committee to reward an executive officer based on an assessment of how well the officer performed his or her role during the applicable year.

        2009 annual incentive program.    For 2009, the corporate component was based on the achievement of an operating income goal of approximately $1.4 billion and was payable based on achievement of at least 86% of this operating income goal. Because this threshold was not met, the corporate component was not paid to our executive officers, or to any employee, for 2009. The division component was based on division operating income and was awarded for those business units that met their respective division operating income targets. The individual component of the bonus was paid at the discretion of the committee. In 2009, the relative weight assigned to the corporate component for our chief executive officer was 60% and the weight assigned to the individual component was 40%. The relative weight assigned to the corporate component for our other named executive officers was 80% and the weight assigned to the individual component was 20%.

        2010 annual incentive program.    The re-design of our short-term incentive program is intended to:

  •
  encourage behavior measured in the short-term that will contribute to growth and return on capital objectives over the next three to five years, focusing on both short-term financial metrics and key business objectives;

  •
  create incentives for building sustainable growth and return on capital without inappropriate risk taking;

  •
  utilize metrics that are transparent to both shareholders and participants; and

  •
  align performance and payment ranges with competitive positioning.

        For 2010, the compensation committee has changed the metrics used for the corporate component of the annual incentive program and the relative weighting of corporate and individual performance. These metrics are:

  •
  corporate revenue;

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  cash flow return on invested capital; and

  •
  key business objectives:

  •
  to materially recover from the manufacturing issues that affected our Genetic Diseases business and implement measures for sustaining operations for this business,

  •
  advance our product pipeline, and

  •
  renew the organization through new hires for certain senior positions and progressing our "business excellence initiatives."

        These metrics were chosen because we believe they provide a balance of short-term performance with strategic long-term focus on building shareholder value. Revenue is a common measure used by many companies to align pay and performance. Cash flow return on invested capital provides balance as it encourages our executives to concentrate on achieving profitable growth while paying appropriate attention to expense management and capital investment, important for both the short- and long-term. The business objectives are important for achieving long-term sustainable and profitable growth. For executive officers who have responsibilities for a business division, their goals will be comprised of the corporate component plus a separate division component based on division operating income.

        For all executive officers, the relative weight assigned to individual performance is 20% under our new program and is awarded based on the committee's subjective review of an officer's performance during the applicable year. For our executive officers who do not have a business division component, the corporate component is 80% of the bonus target and is comprised of the following:

  •
  40% corporate revenue;

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  20% cash flow return on invested capital; and

  •
  20% key business objectives.

        For executive officers who have a division component, the corporate component is 65% of the total bonus target and the division component is 15% and is weighted as follows:

  •
  35% corporate revenue;

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  15% cash flow return on invested capital;

  •
  15% key business objectives; and

  •
  15% division operating income.

The performance and payout ranges for our 2010 metrics are:

	Performance range	Payout range
Revenue	90% – 115%	30% – 200%
Cash flow return on invested capital	90% – 115%	50% – 200%
Division operating income	set on a division by division basis	50% – 180%

        The achievement of performance and payout for the key business objectives will be determined by the committee based on its review of the company's performance in 2010.

        Cash flow return on invested capital will be calculated by dividing "adjusted cash profits" by the two-year average "adjusted invested capital." Adjusted cash profits equals GAAP net income excluding (i) acquisition-related one time events (net of tax) and (ii) non-operating income or expense (net of tax), with the following added back: (a) R&D expense, (b) lease expense, (c) depreciation expense, (d) amortization expense (net of tax) and (e) investment income (net of tax). Adjusted invested capital equals total assets less (i) non-interest-bearing liabilities and (ii) non-operating items (such as deferred taxes), with the following added back: (a) capitalized R&D (net of amortization), (b) capitalized operating leases, (c) accumulated depreciation and (d) accumulated intangible amortization.

        Long-Term Incentive Program.    From 2007 through 2009, our long-term incentive program for executive officers was comprised of equity awards in the form of time vesting stock options and time vesting RSUs. Beginning with 2010, the equity vehicles for our long-term incentive program for executive officers will be a combination of (1) time vesting stock options and (2) performance vesting awards, comprised of RSUs and cash, as described below.

        Use of Equity.    Our shareholders expect us to create value, and that value is ultimately reflected in our stock price. Our equity compensation awards are designed to address shareholder interests by providing our executive officers (and other employees) appropriate long-term incentives to motivate and retain them in a future-oriented, research and development-based environment such as ours. Equity awards are the most significant components of our named executive officers' compensation packages. To utilize equity compensation responsibly and maintain competitiveness, the compensation committee establishes guidelines to limit the total number of equity awards that may be granted in a program year to a stated percentage of shares outstanding. The objective of this philosophy is to manage the potential dilutive impact of the program to shareholders while continuing to provide broad-based equity awards. Each year we evaluate and adapt our program to address the challenges of an increasing employee population and the limited availability of equity reserves. Since 2007, we have used a combination of time vesting stock option and time vesting RSU awards. This approach helps manage dilution and allows us to deliver an equity component of total compensation that both continues to hold value and rewards for increased market value.

        Equity guidelines and timing.    We award equity under four programs: a new hire grant program, a general grant program, an executive grant program and a recognition grant program. Each year, the compensation committee establishes guidelines and reviews our philosophy for granting equity under each program to determine appropriate and competitive grant levels. We have established processes in place for approving, dating and pricing awards for each of our equity programs to ensure that awards are not back-dated. Each year the committee evaluates the use of equity as a compensation tool, considering employee eligibility and past award practice, and sets a budget to manage its use.

        Our general grant program is our largest equity program and is comprised of broad-based equity grants to executive officers and employees. Such grants have covered approximately 89% of the shares granted during the calendar year for the past five years. The compensation committee has historically planned these grants to occur on the date of the annual shareholders meeting. Our bylaws call for the annual meeting to be held on the fourth Thursday of May or as otherwise determined by the board. The date of these annual meetings is set months in advance as part of the normal scheduling process for the board and its committees. This grant is not timed to coincide with the release of any material non-public information. The exercise price of the stock option grant is pre-approved by the committee and set as the closing price of our stock on the date of the grant.

        For our general grant in 2009, awards were comprised of either a combination of time vesting stock options and time vesting RSUs or just time vesting RSUs. Combination awards were granted 50% in time vesting stock options and 50% in time vesting RSUs, applying a 3:1 ratio such that one RSU was awarded for every three stock options. RSU awards were determined under the same formula as the combination awards.

        Without sustained growth and positive stock price performance, our executives carry the risk that they will not be able to realize gains from the stock option component of their equity-based awards. The compensation committee does not consider realized gains from prior stock option or RSU awards in its compensation decisions for either cash or equity, as such awards recognize past achievement. While we encourage share ownership through this program, we do not have a formal share ownership policy. Historically, on average, our named executive officers wait more than six years before exercising stock options. In addition, we do not have a specific policy regarding hedging the economic risk of share ownership, but advise our executive officers about the potential for violations under the short-sale rules of the Exchange Act.

        2010 long-term incentive program.    Beginning in 2010, our long-term incentive program for executive officers will include a combination of (1) performance vesting awards, tied to the achievement of pre-established performance goals over a three-year performance period, and (2) time vesting stock options. Approximately half the grant will be made in time vesting stock options with the remainder in performance vesting RSUs. The number of RSUs is determined by applying a 3:1 ratio such that one RSU is awarded for every three stock options.

        For the 2010-2012 performance period, the performance metrics are:

  •
  relative total shareholder return (TSR) measured against the performance of a subset of biotechnology peer companies (currently 28 companies) in the S&P 500 Health Care Index; and

  •
  cash flow return on invested capital.

        Each metric is weighted equally. For both metrics, performance between the threshold level and the target level will be awarded in performance vesting RSUs. The RSUs will be paid out in shares of our stock at the end of the three-year period if performance between the threshold level and target level is achieved. If performance above the target level is achieved, the portion of the award above the target level will be paid out in cash up to a predetermined maximum cash award. Since it is possible that performance-based RSUs may not pay out at all, it is completely "at risk" compensation.

        In January 2010, the compensation committee approved a range for the three-year cash flow return on invested capital metric of 85% to 115%. For performance between 85% and 100% of the cash flow return on invested capital target, the payout range is 50% to 100% of the senior executive's target RSU award. Performance between 101% and 115% of the cash flow return on invested capital target will result in a cash payment that will be awarded based on performance achieved between target and maximum levels, up to a predetermined maximum. The committee also approved the following performance levels for relative TSR:

Performance Level	Percentile Rank
Threshold	40th
Target	65th
Maximum	75th

        For performance between the relative TSR threshold and target levels, the payout range is 35% to 100% of the senior executive's target RSU award. Relative TSR performance between the target and maximum levels will result in a cash payment that will be awarded based on performance achieved between target and maximum levels, up to a predetermined maximum.

        If a participating senior executive's employment is terminated before the end of the performance period because of death, disability or retirement, payment of the performance vesting award will be pro-rated to the date of termination based upon the company's actual achievement of performance levels at the end of the performance period. Upon a change in control, payment of a performance vesting award will be paid out at the target performance level and pro-rated to the date of the change of control.

        Mr. Termeer's 2009 compensation.    At its meeting in December 2008, the compensation committee set base salary and target incentive cash compensation levels for 2009 for Mr. Termeer, our president and chief executive officer. In setting compensation for Mr. Termeer, the committee considered cash compensation levels of CEOs in our peer group, survey data provided by Towers Watson, and the company's performance over the past year. The committee also considered secondary factors, including our financial performance prior to 2009 and Mr. Termeer's cash and equity compensation during the past 10 years. In setting his salary and target cash incentive for 2009, the committee increased Mr. Termeer's overall cash compensation for 2009, both salary and target incentive compensation, by 8.7% to $3,779,960.

        In setting Mr. Termeer's cash compensation for 2009, the committee considered our strong 2008 financial performance and the following aspects of our performance in 2008:

  Product Growth

  •
  The approval of Mozobil in the United States for stem cell mobilization and continued progress of multiple products in clinical trials;

  •
  Entry into a collaboration with Isis Pharmaceuticals, Inc. under which we acquired the exclusive, worldwide rights to develop mipomersen, potentially responding to the unmet medical need for treatments for severe hypercholesterolemia;

  •
  Management of the integration of prior transactions such as the acquisition of Bioenvision;

  •
  Formation of a partnership with PTC Therapeutics to provide the company with international rights to PTC124, a promising potential treatment for cystic fibrosis; and

  •
  Formation of a partnership with Osiris Therapeutics to provide the company with rights outside the United States and Canada to Prochymal and Chondrogen, late-stage adult stem cell treatments with potential to address treatment of a wide range of diseases such as Crohn's disease, type 1 diabetes, acute myocardial infarction, and osteoarthritis of the knee.

  Operational Management

  •
  Reorganization of key commercial businesses in an effort to strengthen the long-term sustainability of the company;

  •
  Expansion of the scope and responsibilities of the portfolio management committee to prioritize R&D initiatives; and

  •
  Recognition of Genzyme by Science Magazine as the third best science organization in the world at which to work.

        The compensation committee believes that an emphasis on cash incentive compensation tied to corporate performance is appropriate for a chief executive officer. The committee discussed the alignment of a pay-for-performance philosophy whereby the total annual cash increase is weighted more heavily toward pay considered to be "at risk". Accordingly, Mr. Termeer's level of short-term incentive compensation reflects our pay-for-performance philosophy under which his target annual incentive cash compensation makes up more than half of his potential total cash compensation. The committee set Mr. Termeer's base salary at $1,643,460 and his cash incentive target at $2,136,500. Of this amount, approximately 60%, or $1,281,900 was tied to corporate financial performance and 40%, or $854,600 was tied to Mr. Termeer's individual performance. As described above, we did not meet the operating income goal established under the 2009 annual incentive program. Accordingly, no amounts were payable to Mr. Termeer based on corporate financial performance. In February 2010, Mr. Termeer requested that he not be awarded the individual component of his annual incentive bonus for 2009 in recognition of the manufacturing challenges we faced in 2009. The committee discussed Mr. Termeer's request and concluded that no annual incentive bonus would be awarded to Mr. Termeer for 2009.

        In May 2009, the compensation committee awarded an equity grant to Mr. Termeer comprised of stock options and RSUs. The committee believes it is appropriate for equity awards to comprise a significant portion of Mr. Termeer's total compensation. The committee referenced CEO equity data from the company's peer group provided by Towers Watson to guide its decisions. The committee reviewed Mr. Termeer's performance and the long-range performance and growth of the company, noting the key performance measures from 2008 considered in setting Mr. Termeer's cash compensation discussed above.

As a result of its analysis, the compensation committee decided, given the economic recession and to better align value with changed economic conditions, to reduce the number of shares in Mr. Termeer's 2009 award to 95% of his 2008 award, notwithstanding Mr. Termeer's contributions to the company's financial and business achievements in 2008. Accordingly, the committee granted Mr. Termeer stock options to purchase 190,000 shares of our common stock and RSUs for 63,650 shares. This resulted in a decrease in value, at the time of grant, of 11% from his 2008 award.

        The following table summarizes the components of 2009 compensation decisions approved by the committee as a percentage of total compensation for Mr. Termeer:

	2009 ($) (approved)	% of Total Compensation
Base salary	1,643,460	14%
Target annual cash incentive
corporate performance	1,281,900
individual performance	854,600

Total target annual cash incentive(1)	2,136,500	19%

Total target cash compensation	3,779,960	33%
Value of equity awards(2)
stock options	3,944,780	34%
RSUs	3,733,709	33%

Total equity value	7,678,489	67%
Total compensation	11,458,449	100%

(1)
None of the target annual cash incentive was paid to Mr. Termeer for 2009. Total compensation paid to Mr. Termeer for 2009 is discussed on pages 36-37 of this proxy statement.

(2)
Based on grant date fair value, discussed on pages 37-38 of this proxy statement.

        2009 compensation for named executive officers, other than Mr. Termeer.    To determine compensation for our other named executive officers in 2009, the compensation committee reviewed the compensation data of our peer group, as well as survey data provided by the committee's compensation consultant. The committee's objective is to ensure that total compensation for our named executive officers is appropriate and reflects the individual performance of each executive.

        The approach to compensation for our named executive officers also reflects our non-hierarchical management structure. We employ a relatively flat management structure compared with the more traditional multi-tiered management structures employed by many other companies. Our executive officers make up an operating committee that includes business, legal, medical and scientific officers. This operating committee meets regularly to discuss the ongoing management of the company as well as strategic planning for the company's development and future growth. They have an integral role in helping Mr. Termeer chart the future of the company. Cash and equity compensation for members of the operating committee falls within relatively narrow ranges, reflecting the flat management layer directly below the CEO. Due to the way the operating committee operates, the differential between the compensation levels for our named executive officers and the compensation for Mr. Termeer is greater than that seen in the more traditional hierarchical compensation structures employed by many other companies.

        For the named executive officers other than himself, Mr. Termeer discusses with the compensation committee each officer's individual performance and his recommendation for base salary increases and target annual cash incentive compensation amounts. Because the named executive officers are responsible for implementing our strategic direction, Mr. Termeer's recommendations focus on sustainable, strategic decision-making capabilities for each individual relative to the company as a whole and each individual's areas of responsibility. Mr. Termeer's recommendations for 2009 included an emphasis on target incentive compensation to reflect our pay-for-performance structure. The committee also reviews a two-year history of cash compensation for each named executive officer. The committee reviews Mr. Termeer's recommendations and makes its cash compensation decisions based on each officer's performance, its assessment of that individual's performance relative to the group and each officer's compensation in light of competitive market information. At its December 2008 meeting, the committee approved 2009 base salary increases ranging from 3.0 – 4.3%, excluding Dr. Meeker, for the named executive officers other than Mr. Termeer. The committee approved an increase of 11.8% for Dr. Meeker, to recognize his additional responsibilities as a key leader in managing business operations since becoming an executive officer in May 2008.

        A significant portion of executive compensation consists of annual cash incentive awards. The annual cash incentive targets for 2009 were tied to both corporate performance and performance in individual areas of responsibility. To reflect an emphasis on pay-for-performance, 80% of the annual cash incentive target for the named executive officers, other than Mr. Termeer, was tied to corporate financial performance. As described above, we did not meet the operating income goal established under the 2009 annual incentive program. Accordingly, no amounts were payable to our named executive officers based on corporate financial performance. In February 2010, Mr. Termeer made recommendations to the committee for the individual performance component of each named executive officer's annual incentive, except for Mr. Collier, based on his evaluation of each officer's performance during 2009. Consideration was given to the individual's leadership, their management of their respective complex and dynamic areas, and their individual contributions to the company during a very challenging year. Dr. Meeker was awarded 97%, and Messrs. Wyzga and Smith were each awarded 100%, of his individual performance component. Mr. Wirth was awarded 105% of his individual component to recognize his strong leadership on corporate governance matters. Mr. Collier had resigned as an officer effective October 1, 2009, and therefore was no longer a participant in our senior executive annual incentive program when award decisions were made in February 2010.

        In May 2009, to determine the number of options and RSUs to grant to each named executive officer, the committee considered:

  •
  Mr. Termeer's recommendations regarding each named executive officer's performance in 2008 and assessment of the officer's long-term potential at Genzyme;

  •
  equity grant data from our peer group;

  •
  survey data of long-term incentive practices prepared by Towers Watson; and

  •
  our equity granting history for the last three years.

The committee approved equity awards of 42,750 stock options and 14,250 RSUs for each of our named executive officers, other than Mr. Termeer. The committee concluded that providing a grant at 95% of the number of stock options and restricted stock units as was granted in 2008 would be both appropriate and competitive with our peer group. Consistent with the adjustment made to Mr. Termeer's awards, these awards had a decrease in value of 11% from 2008 awards.

        The following table summarizes the components of 2009 compensation decisions approved by the committee as a percentage of total compensation for the named executive officers other than Mr. Termeer listed in the "Summary Compensation Table" on page 36 of this proxy statement:

	Mr. Wyzga		Mr. Collier		Dr. Meeker		Mr. Smith		Mr. Wirth
Base salary	532,000	19%	575,000	21%	475,000	18%	511,000	19%	760,000	25%
Target annual cash incentive
corporate performance	405,000		405,000		405,000		405,000		405,000
individual performance	100,000		100,000		100,000		100,000		100,000

Total target cash incentive(1)	505,000	18%	505,000	18%	505,000	19%	505,000	18%	505,000	17%

Total target cash compensation	1,037,000	37%	1,080,000	39%	980,000	37%	1,016,000	37%	1,265,000	42%
Value of equity awards(2)	1,723,481	63%	1,723,481	61%	1,723,481	63%	1,723,481	63%	1,723,481	58%

Total compensation	2,760,481	100%	2,803,481	100%	2,703,481	100%	2,739,481	100%	2,988,481	100%

(1)
The actual annual cash incentive paid for 2009 reflects no payout of any of the corporate performance component listed above. Total compensation paid to the named executive officers for 2009 is discussed on page 36 of this proxy statement.

(2)
Based on grant date fair value, discussed on pages 37-38 of this proxy statement.

        Executive Employment Agreements.    Messrs. Termeer and Wirth each have an initial three-year employment agreement that automatically extends by one year each December 31 unless written notice of non-renewal is given. Each agreement provides that the board, or a duly appointed committee of the board, shall set salary annually, and that such base salary shall not be lower than the base salary for the preceding calendar year. Both agreements provide:

  •
  certain life and disability insurance benefits;

  •
  eligibility to participate in the company's annual cash incentive plan;

  •
  eligibility to participate in the company's equity incentive plans;

  •
  certain payments and benefits for termination without cause, with or without a change in control event, or termination by the executive for good reason following a change in control;

  •
  accelerated vesting of equity awards in the event of termination without a change in control event without cause, or due to death or disability; and

  •
  confidentiality, non-competition and ownership of inventions provisions.

        Executive Severance Agreements.    The committee believes that it is in the best interests of the company and its shareholders to ensure the continued dedication of our executive officers should the company be in the situation of facing a change in control. Such a situation would require our executive officers to remain highly focused and attentive to managing the operations of the company. The financial security provided by severance benefits can mitigate the inevitable distractions created by the personal uncertainties and risks created by a pending or threatened change in control.

        Other than Messrs. Termeer and Wirth, whose severance arrangements are included in their employment agreements and described above, we have severance agreements with all of our executive officers, including our named executive officers. These agreements have an initial one-year term and renew automatically each December 31 for an additional one-year period, unless written notice of non-renewal is given. Under these agreements, payments will be made following a change in control upon the involuntary termination of the named executive officer's employment by us without cause or by the named executive officer for good reason.

        For a more complete description and quantification of benefits payable to our named executive officers upon and following termination of employment see "Potential Payments Upon Termination or Change in Control" on pages 43-45.

        None of the employment or severance agreements provide for tax gross-up payments, which allows us to avoid the often significant costs that could be involved in gross-up payments related to a change in control. None of the employment or severance agreements contain any clawback provisions.

        Tax deduction limits on executive compensation.    Section 162(m) of the Code generally does not permit Genzyme a federal income tax deduction for taxable year compensation in excess of $1,000,000 paid to each of our chief executive officer and our three other highest paid executive officers excluding the chief financial officer. Certain performance-based compensation that is awarded under a plan, the material terms of which have been approved by shareholders, is exempt from the deduction limit. Although the 2009 salary and annual cash incentive awards paid to our named executive officers do not qualify for the performance-based compensation exemption, our shareholders have approved the 2001 and 2004 Equity Incentive Plans, which are designed to allow us to deduct the compensation expense related to stock options granted to our named executive officers under those plans. We have in the past and may in the future award compensation that is not fully deductible under Section 162(m).

        This compensation discussion and analysis is intended to provide an overview and analysis of the policies and decisions made for executive compensation. We believe the decisions of the compensation committee and the company follow a deliberate and thoughtful process and are aligned with both the short- and long-term objectives of the corporation and its shareholders. The following tables and disclosures are intended to support and augment this discussion.

 SUMMARY COMPENSATION TABLE
for the year ended December 31, 2009

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)(6)	Total ($)
Henri A. Termeer	2009	1,704,725	3,733,709	3,944,780	0	124,189	9,507,403
Chief Executive Officer	2008	1,578,514	4,588,160	4,454,400	1,962,725	115,502	12,699,301
	2007	1,503,620	4,164,720	4,640,360	2,142,000	105,773	12,556,473
Michael S. Wyzga	2009	551,785	835,905	887,576	100,000	14,256	2,389,522
Executive Vice President;	2008	509,538	1,027,200	1,002,240	489,500	13,347	3,041,825
Chief Financial Officer	2007	489,577	932,400	1,044,081	560,000	11,230	3,037,288
Earl M. Collier, Jr.	2009	507,688	835,905	887,576	80,750	14,700	2,326,619
Senior Advisor(5)	2008	557,515	1,027,200	1,002,240	489,500	13,800	3,090,255
	2007	536,577	932,400	1,044,081	555,000	11,250	3,079,308
David P. Meeker, M.D.	2009	491,731	835,905	887,576	96,880	9,985	2,322,077
Executive Vice President	2008	424,308	1,027,200	1,002,240	450,803	9,643	2,914,194
	2007	394,327	502,439	562,644	456,750	7,938	1,924,098
Sandford D. Smith	2009	530,008	835,905	887,576	100,000	14,700	2,368,189
Executive Vice President	2008	489,538	1,027,200	1,002,240	489,500	13,800	3,022,278
	2007	469,654	932,400	1,044,081	555,000	11,250	3,012,385
Peter Wirth	2009	788,462	835,905	887,576	105,000	16,611	2,633,554
Executive Vice President	2008	734,331	1,027,200	1,002,240	489,500	15,711	3,268,982
	2007	705,423	932,400	1,044,081	560,000	13,161	3,255,065

(1)
Salaries paid for 2009 reflect one extra pay period that was not determined until the end of 2009.

(2)
We are required to account for equity awards at fair value. The RSUs granted on May 21, 2009 had a grant date fair market value of $58.66 per share which was the closing price of our stock on that date. The value of option awards was determined using the Black-Scholes option valuation model, which estimates the value of an equity award using subjective assumptions which can vary over time. Valuation information regarding the 2009 option awards can be found following the "Grants of Plan-Based Awards" table on pages 37-38. For a more complete discussion of the relevant assumptions we use to calculate the grant date fair value of option awards, see the section "Accounting for Stock-Based Compensation" in "Note A. Summary of Significant Accounting Policies" and "Note M. Stockholders' Equity" of the "Notes To Consolidated Financial Statements" in our 2009 Annual Report on Form 10-K.

(3)
All other compensation above includes company contributions made under our retirement savings plan, a 401(k) plan.

(4)
For security purposes we provide a driver to Mr. Termeer for commuting to and from work and work-related events. The cost to the company of providing this benefit to Mr. Termeer was $81,386 for 2009, $73,599 for 2008 and $66,420 for 2007 and is included in "All Other Compensation" for Mr. Termeer. This cost is based on the driver's salary plus vehicle expenses, including gas, mileage, and vehicle lease expense.

(5)
Mr. Collier resigned as executive vice president as of October 1, 2009. He received an individual bonus for 2009 based on his inclusion in the general corporate bonus program.

(6)
All other compensation for Mr. Termeer for 2009, 2008 and 2007 includes insurance premiums totaling $28,103 in each year that we paid for life and disability insurance benefits. For Mr. Wirth, all other compensation includes insurance premiums of $1,911 for 2009, 2008 and 2007 that we paid for life insurance benefits. We have provided these insurance policies to ensure Messrs. Termeer and Wirth receive a similar level of benefit as is provided in our group plans, as their calculated benefits under our group plans exceed the maximum limits.

GRANTS OF PLAN-BASED AWARDS
for the year ended December 31, 2009

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option Awards ($/Sh)
	Approval Date	Grant Date
Name			Threshhold ($)	Target ($)	Maximum ($)
Henri A. Termeer		N/A	0	2,136,500	3,204,750
	5/20/09	5/21/09				63,650			3,733,709
	5/20/09	5/21/09					190,000	$58.66	3,944,780
Michael S. Wyzga		N/A	0	505,000	757,500
	5/20/09	5/21/09				14,250			835,905
	5/20,09	5/21/09					42,750	$58.66	887,576
Earl M. Collier, Jr.		N/A	0	505,000	757,500
	5/20/09	5/21/09				14,250			835,905
	5/20/09	5/21/09					42,750	$58.66	887,576
David P. Meeker		N/A	0	505,000	757,500
	5/20/09	5/21/09				14,250			835,905
	5/20/09	5/21/09					42,750	$58.66	887,576
Sandford D. Smith		N/A	0	505,000	757,500
	5/20/09	5/21/09				14,250			835,905
	5/20/09	5/21/09					42,750	$58.66	887,576
Peter Wirth		N/A	0	505,000	757,500
	5/20/09	5/21/09				14,250			835,905
	5/20/09	5/21/09					42,750	$58.66	887,576

(1)
Represents target payout under our annual cash incentive plan for 2009. Actual amounts paid in February 2010 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 36. The maximum amounts assume a payout of 150% of the corporate component of the named executive officer's annual cash incentive. The annual cash incentive program is described in the "Compensation Discussion and Analysis" on page 27.

        On May 21, 2009, stock options and RSUs were granted to the named executive officers at the same time that stock options and RSUs were granted to all qualified, eligible employees of the company. Stock option awards to Mr. Wyzga were made under the 2001 Equity Incentive Plan. All other awards were made under the 2004 Equity Incentive Plan. The awards were approved by our compensation committee at a meeting held on May 20, 2009. The stock options have an exercise price of $58.66 per share, which was the closing price of our stock on May 21, 2009, the date of grant. The options have a ten-year term and vest 20% on the date of grant with an additional 20% vesting annually over the next four years on the anniversary of the date of grant. For Messrs. Wyzga, Wirth and Dr. Meeker, RSUs vest 100% on the third anniversary of the date of grant. RSUs for Messrs. Termeer, Collier and Smith vest in one-third increments annually on each of the next three anniversaries of the date of grant because these officers have reached "retirement eligibility" under our long-term compensation program. Retirement eligibility is defined as reaching age 60 and having completed five years of service with the company.

        The grant date fair value of the stock options granted in 2009 was $20.76 per share, which was based on the Black-Scholes option pricing model. The grant date fair value of the RSUs granted in 2009 was $58.66 per share, which was the closing price of our stock on the date of grant. We incorporate our discussion of the relevant assumptions we use to calculate the grant date fair value of equity awards into this section by reference from the section "Accounting for Stock-Based Compensation" in "Note A. Summary of Significant Accounting Policies" and "Note M. Stockholders' Equity" of the "Notes To Consolidated Financial Statements" in our 2009 Annual Report on Form 10-K.

        The stock option awards for the named executive officers include vesting acceleration in the event of termination as a result of disability or death, or upon a change in control of the company. The RSU awards for Messrs. Termeer and Wirth include vesting acceleration in the event of termination as a result of disability or death, or upon a change in control of the company. The RSU awards for the other named executive officers, however, include vesting acceleration in the event of termination as a result of death or upon a change in control of the company, but not for disability. Stock options and RSUs for Messrs. Termeer and Wirth also will automatically vest if employment is terminated by the company without cause prior to a change in control.

        For stock option awards, in the event of termination as a result of disability or death, the named executive officers, or their beneficiaries, will have one year to exercise vested options unless the options otherwise would expire under their stated terms. In addition, if the named executive officer has reached retirement eligibility (as defined above) with the company, at termination of employment for any reason other than cause, vesting of stock options will be accelerated and the executive officer will have three years to exercise the options unless they otherwise would expire under their stated terms. This retirement eligibility provision does not apply to options granted before December 1, 2003. The named executive officers do not have any acceleration of vesting provision relating to retirement eligibility for RSU awards. Nonstatutory options for the named executive officers are transferable to defined family members.

        If a named executive officer leaves his employment with us for any reason other than death, disability, retirement (as described above), following a change in control, or for cause, he may exercise vested options for a period of 90 days from the date of termination. Unvested options will be cancelled as of the date of termination.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
for the year ended December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(4)
Henri A. Termeer	200,000		26.50	5/25/2010	175,317	8,592,286
	8,421		226.83	5/25/2010
	12,362		126.59	5/31/2011
	5,614		274.31	5/31/2011
	500,000		53.47	5/31/2011
	600,000		32.52	5/30/2012
	6,181		85.74	5/30/2012
	7,017		41.50	5/30/2012
	475,000		46.24	5/29/2013
	460,000		43.90	5/27/2014
	425,000		62.98	5/26/2015
	320,000	80,000	58.50	5/25/2016
	120,000	80,000	62.16	5/24/2017
	80,000	120,000	68.48	5/22/2018
	38,000	152,000	58.66	5/21/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(4)
Michael S. Wyzga	343		226.75	5/25/2010	44,250	2,168,693
	592		135.25	2/9/2011
	791		126.59	5/31/2011
	505		274.31	5/31/2011
	954		85.74	5/30/2012
	90,000		46.24	5/29/2013
	81,000		43.90	5/27/2014
	69,000		62.98	5/26/2015
	55,200	13,800	58.50	5/25/2016
	27,000	18,000	62.16	5/24/2017
	18,000	27,000	68.48	5/22/2018
	8,550	34,200	58.66	5/21/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(4)
Earl M. Collier, Jr.	4,373		26.50	5/25/2010	39,250	1,923,643
	479		226.75	5/25/2010
	4,945		135.25	2/9/2011
	21,000		53.47	5/31/2011
	505		274.31	5/31/2011
	3,115		126.59	5/31/2011
	651		41.50	5/30/2012
	3,708		85.74	5/30/2012
	36,820		32.52	5/30/2012
	69,000		62.98	5/26/2015
	55,200	13,800	58.50	5/25/2016
	27,000	18,000	62.16	5/24/2017
	18,000	27,000	68.48	5/22/2018
	8,550	34,200	58.66	5/21/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(4)
David P. Meeker	16,488		26.50	5/25/2010	37,333	1,829,690
	169		135.25	2/9/2011
	20,000		50.02	4/16/2011
	29,080		53.47	5/31/2011
	20,630		32.52	5/30/2012
	4,000		27.46	6/12/2012
	15,000		30.57	3/6/2013
	22,500		46.24	5/29/2013
	41,000		43.90	5/27/2014
	35,000		62.98	5/26/2015
	38,800	9,700	58.50	5/25/2016
	14,550	9,700	62.16	5/24/2017
	18,000	27,000	68.48	5/22/2018
	8,550	34,200	58.66	5/21/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested($)(4)
Sandford D. Smith	407		226.75	5/25/2010	39,250	1,923,643
	351		135.25	2/9/2011
	14,700		53.47	5/31/2011
	308		274.31	5/31/2011
	370		126.59	5/31/2011
	241		41.50	5/30/2012
	791		85.74	5/30/2012
	9,000		46.24	5/29/2013
	22,800		43.90	5/27/2014
	48,500		62.98	5/26/2015
	55,200	13,800	58.50	5/25/2016
	27,000	18,000	62.16	5/24/2017
	18,000	27,000	68.46	5/22/2018
	8,550	34,200	58.66	5/21/2019

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Peter Wirth	48,216		26.50	5/25/2010	44,250	2,168,693
	1,208		226.75	5/25/2010
	520		135.25	2/9/2011
	1,571		274.31	5/31/2011
	642		126.59	5/31/2011
	62,000		53.47	5/31/2011
	2,245		41.50	5/30/2012
	185,300		32.52	5/30/2012
	1,468		85.74	5/30/2012
	90,000		46.24	5/29/2013
	81,000		43.90	5/27/2014
	69,000		62.98	2/26/2015
	55,200	13,800	58.50	5/25/2016
	27,000	18,000	62.16	5/24/2017
	18,000	27,000	68.48	5/22/2018
	8,550	34,200	58.66	5/21/2019

(1)
Includes stock options originally granted in our Biosurgery and Molecular Oncology tracking stocks which were converted into stock options for Genzyme Stock on June 30, 2003. A total of 65,006 of these converted options are exercisable with exercise prices from $41.50 to $274.31.

(2)
Stock options vest 20% on the date of grant and 20% per year over the next four years on the anniversary of the date of grant. The grant date of the stock options is ten years prior to the option expiration date.

(3)
The following table provides information with respect to the vesting of each outstanding RSU held by the named executive officers as of December 31, 2009:

RSU Vesting Date	H. Termeer	M. Wyzga	E. Collier	D. Meeker	S. Smith	P. Wirth
May 21, 2010	21,216		4,750		4,750
May 22, 2010	22,333		5,000		5,000
May 24, 2010	67,000	15,000	15,000	8,083	15,000	15,000
May 22, 2011	22,334	15,000	5,000	15,000	5,000	15,000
May 21, 2011	21,217		4,750		4,750
May 21, 2012	21,217	14,250	4,750	14,250	4,750	14,250

Totals	175,317	44,250	39,250	37,333	39,250	44,250
(4)
The market value of RSUs is based on a price of $49.01, which was the closing price of our stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED
for the year ended December 31, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized On Vesting ($)
Henri A. Termeer	200,000	4,794,120	22,333	1,303,577
Michael S. Wyzga	0	0	0	0
Earl M. Collier, Jr.	0	0	5,000	291,850
David P. Meeker	0	0	0	0
Sandford D. Smith	0	0	5,000	291,850
Peter Wirth	232,180	8,605,264	0	0

(1)
In May 2009, Messrs. Termeer, Collier and Smith were each issued shares that vested under time vesting RSUs that were granted in 2008 under the retirement eligibility provisions of those awards.

        On February 23, 2009, Mr. Termeer entered into a Rule 10b5-1 trading plan to exercise 400,000 stock options due to expire in May 2010 and sell the exercised shares at specified prices. Mr. Termeer's trading plan includes provisions to exercise and sell the shares at certain pre-determined dates if his limit prices are not met, in order to ensure that all of the shares are exercised and sold prior to the expiration date of the stock options. As a result of not meeting a limit order sale price, in November 2009, 200,000 shares were exercised and sold under the plan. In February 2010, an additional 100,000 shares were exercised and sold under the plan. A final transaction, to exercise and sell an additional 100,000 shares, is expected to occur before May 25, 2010.

        In December 2007, Mr. Wirth entered into a Rule 10b5-1 trading plan to exercise 232,180 stock options due to expire in January 2009 and sell the exercised shares under a limit order. Mr. Wirth's trading plan included a provision to exercise and sell the shares at a certain, pre-determined date if his limit order price was not met, in order to ensure that all of the shares were exercised and sold prior to the expiration date of the stock options. As a result of not meeting his limit order sale price, in January 2009, all of the shares were exercised and sold under the plan.

        Mr. Wirth has entered into a Rule 10b5-1 trading plan to exercise 48,216 stock options due to expire in May 2010 and to sell the exercised shares. Dr. Meeker has entered into a Rule 10b5-1 trading plan to exercise 16,488 stock options due to expire in May 2010 and to sell the exercised shares. We expect the transactions for Mr. Wirth and Dr. Meeker to occur before May 25, 2010.

        We encourage our officers to establish Rule 10b5-1 trading plans. Given the limited times during the year when our officers are allowed to trade, transactions under a Rule 10b5-1 trading plan allow our officers to trade in our stock without becoming subject to the presumption that they are basing their trades on non-public information.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Due to factors such as the timing during the year of an event, the company's stock price and the executive's age, any of which can affect the nature and amount of benefits provided upon the events discussed below, actual amounts paid or distributed may vary. All equity calculations in this discussion assume a stock price of $49.01, which was the closing price of our stock on December 31, 2009, the last trading day of the year.

        Termination outside of a change in control.    The employment agreements for Messrs. Termeer and Wirth provide for the following payments upon termination by us without cause prior to a change in control:

  •
  a lump sum payment of two times the sum of his annual salary and annual cash incentive;

  •
  continued health, life and disability insurance and other benefits for two years from the date of termination, except to the extent comparable benefits are provided by a new employer; and

  •
  full vesting of all non-performance based options or RSUs under our equity incentive plans.

Assuming the employment of Messrs. Termeer and Wirth had been terminated by us without cause prior to a change in control on December 31, 2009, they would have been entitled to the following payments:

	Lump Sum Base + Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total(1)
Henri A. Termeer	7,391,645	99,005	8,592,286	16,082,936
Peter Wirth	2,569,500	9,509	2,168,693	4,747,702

(1)
Cash payment amounts are based on the following components:

•
base pay using salary as of December 31, 2009 times the multiplier;

•
annual cash incentive, calculated by taking the higher of (a) the last cash incentive paid, or (b) the average of the last two cash incentives paid, times the multiplier;

•
health benefits, based on COBRA rates as of January 1, 2010; and

•
life and disability insurance premiums, based on current formula calculations.

        Termination due to death or disability.    In the event that a named executive officer's employment is terminated due to death, all non-performance based stock options would fully vest under the terms and conditions of the named executive officers' equity awards and they would have one year from the date of termination to exercise their options unless the options otherwise would expire under their stated terms. The terms of Mr. Termeer's and Mr. Wirth's employment agreements also provide for accelerated vesting of non-performance based equity upon death.

        For termination of employment due to disability for Messrs. Termeer and Wirth, all non-performance based RSUs would fully vest under the terms and conditions of their employment agreements and their equity awards. For the other named executive officers, RSUs granted in 2007 would vest upon termination of employment for disability under the terms and conditions of their equity awards, but RSUs granted in 2008 and 2009 would not.

        Assuming the employment of the named executive officers had been terminated due to death or disability on December 31, 2009, they would have been entitled to accelerated vesting of equity with the following value:

	Value of Accelerated Equity Awards Due to Death ($)	Value of Accelerated Equity Awards Due to Disability ($)
Henri A. Termeer	8,592,286	8,592,286
Michael S. Wyzga	2,168,693	735,150
Earl M. Collier, Jr.	1,923,643	735,150
David P. Meeker	1,829,690	396,148
Sandford D. Smith	1,923,643	735,150
Peter Wirth	2,168,693	2,168,693

        Termination with retirement eligibility.    Under the terms and conditions of the named executive officers' equity awards, if their employment terminates for any reason other than for cause after they have reached retirement eligibility (defined as age 60 plus completion of at least five years of service), they will receive full vesting of their outstanding non-performance based stock options and will have three years from the date of termination to exercise the options unless the options would otherwise expire under their stated terms. None of our named executive officers receive any accelerated vesting for RSUs for termination with retirement eligibility. Messrs. Termeer, Collier and Smith have met the retirement eligibility definition, and assuming these executive officers had terminated their employment on December 31, 2009 other than for cause, they would have been entitled to accelerated vesting of stock options. Those accelerated stock options had no intrinsic value at December 31, 2009.

        Termination following a change in control.    Under the employment agreements with Messrs. Termeer and Wirth, upon termination following a change in control of the company, by us other than for cause or disability or by Mr. Termeer or Mr. Wirth for good reason, we must:

  •
  make a lump sum severance payment of three times the sum of his annual salary and annual cash incentive;

  •
  continue life, disability, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a new employer; and

  •
  in certain circumstances, pay legal costs and relocation expenses associated with the termination.

        Under the severance agreements with Messrs. Collier, Smith, Wyzga and Dr. Meeker, upon termination of employment following a change in control of the company, by us without cause or by the named executive officer for good reason, we must:

  •
  make a lump sum severance payment of two times the sum of his annual salary and annual cash incentive;

  •
  continue life, disability, accident and health insurance coverage for two years following the date of termination, except to the extent comparable benefits are provided by a new employer;

  •
  provide outplacement services; and

  •
  in certain circumstances, pay legal costs and relocation expenses associated with such termination.

        In addition, under the terms and conditions of the named executive officers' equity awards, upon a change in control they will receive full vesting of their outstanding stock options and RSUs.

        Under the named executive officer's employment or severance agreements, as applicable, the amounts payable upon a change in control would be reduced to the extent necessary to prevent payments to each named executive officer from exceeding the limit of Section 4999 of the Code applicable to "excess parachute payments" as defined in Section 280G of the Code. Assuming the employment of our named executive officers had been terminated following a change in control of the company by us without cause or by the named executive officer for good reason on December 31, 2009, with no such reduction, they would have been entitled to the following payments:

	Lump Sum Base+Bonus ($)	Benefits ($)	Value of Accelerated Equity Awards ($)	Total(1)
Henri A. Termeer	11,087,468	356,008	8,592,286	20,035,762
Michael S. Wyzga	2,113,500	279,692	2,168,693	4,561,885
Earl M. Collier, Jr.	1,504,500	276,979	1,923,643	3,705,122
David P. Meeker	1,857,553	279,468	1,829,690	3,966,711
Sandford D. Smith	2,066,500	279,700	1,923,643	4,269,843
Peter Wirth	3,854,250	221,764	2,168,693	6,244,707

(1)
Cash payment amounts are based on the following components:

•
base pay using salary as of December 31, 2009 times the applicable multiplier;

•
annual cash incentive, calculated by taking the higher of (a) the last cash incentive paid, or (b) the average of the last two cash incentives paid, times the applicable multiplier;

•
health benefits, based on COBRA rates as of January 1, 2010;

•
life, accident and disability insurance premiums, based on current formula calculations;

•
outplacement services, using the maximum provided for in the agreements;

•
relocation services, based on most recent costs paid by us for executive relocation; and

•
legal fees, based on an estimate of average attorney rates and hours of estimated services needed.

Under the employment agreements with Messrs. Termeer and Wirth, and the severance agreements with Messrs. Wyzga, Collier, Smith and Dr. Meeker, a "change in control" would be deemed to have occurred if:

          (A)  any person, other than Genzyme or our affiliate, becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities;

          (B)  during any period of 24 consecutive months, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be continuing directors cease for any reason to constitute a majority of our board of directors;

          (C)  there is consummated a merger, share exchange or consolidation with any other company or the sale of all or substantially all of our assets (each, a business combination), other than (i) a business combination that would result in the Genzyme shareholders prior to the business combination continuing to hold a majority of the voting power of the surviving entity or (ii) a business combination effected to implement a recapitalization of the company where no person becomes the beneficial owner of 50% or more of the voting power of our then outstanding securities; or

          (D)  our shareholders approve a plan of complete liquidation of the company.

 RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

        We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. As discussed above in the Compensation Discussion and Analysis, our compensation committee reviewed our policies and practices for executive officers with the help of its independent compensation consultant and the Compensation Discussion and Analysis identifies the features of our executive compensation program that mitigate the potential for inappropriate or excessive risk-taking by executive officers. The committee also reviewed an internal assessment conducted by our compensation staff and reviewed by our independent consultant regarding our compensation policies and practices for employees other than our executive officers and noted several features of our compensation program for employees that reduce the likelihood of excessive risk-taking: pay is structured to include both fixed (salary) and variable compensation (cash incentives and equity), with an emphasis on fixed compensation; bonuses under our corporate annual incentive plan have minimum payout levels and maximum payout levels are capped, all bonus eligible employees have a corporate target that is at least equal to or greater than any specific business unit target, and individual performance is a significant component of the plan; long-term incentives are granted as equity that vests over multiple years; compensation decisions for employees are subject to review at multiple levels in the company, including individual managers, business unit management, human resources, and corporate finance; and the existence of our corporate-wide ethics and compliance program.

EQUITY PLANS

        The following table provides information about shares of our stock that may be issued under our 2001 Equity Incentive Plan, 2004 Equity Incentive Plan, 2007 Director Equity Plan, Directors' Deferred Compensation Plan and 2009 Employee Stock Purchase Plan, as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	37,230,306	(1)	$48.38	8,007,563	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	37,230,306		$48.38	8,007,563

(1)
Includes options outstanding assumed in the following acquisitions:

	Acquisition Date	Options Outstanding	Weighted-average exercise price ($)
Ilex	December 2004	63,863	63.54
Focal	June 2001	1,100	245.17
Novazyme	September 2001	899	1.75
Biomatrix	December 2000	759	379.08
GelTex	December 2000	11,158	18.63

  Also includes 19,354 shares in deferred compensation obligations that may be paid out in shares of our common stock.

(2)
Includes 2,452,403 shares that may be issued under our 2009 Employee Stock Purchase Plan plus 86,608 shares reserved under our Directors' Deferred Compensation Plan.

 PROPOSAL TO AMEND OUR 2004 EQUITY INCENTIVE PLAN

        The board of directors recommends that you approve the increase of 2,750,000 shares available for issuance under the 2004 Equity Incentive Plan.

General

        The purpose of the 2004 Equity Incentive Plan is to:

  •
  attract, motivate and retain key employees and consultants capable of contributing to the successful performance of the company;

  •
  provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for shareholders; and

  •
  enable employees and consultants to participate in our long-term growth.

The plan provides for the grant of incentive and nonstatutory stock options, restricted stock and RSUs. The maximum number of shares of our stock available for issuance under the plan is currently 43,888,951 shares. The plan currently limits the number of shares that can be granted as restricted stock or RSUs to 7,950,000 shares. As of [                        ], 2010, approximately 12,000 employees were eligible for grants under the plan. The closing price of our stock on [                        ], 2010 as reported by NASDAQ was $[        ]. The plan will expire on May 27, 2014.

Administration and Eligibility

        Our compensation committee has adopted standards for the grant of awards under the plan to eligible employees and consultants. The committee periodically reviews the standards to determine if the levels of awards appropriately reflect our growth and the value of our stock. The committee determines the terms and conditions of each award, including:

  •
  who will participate in equity awards;

  •
  the type of equity awards;

  •
  the form of payment of the exercise price, if applicable;

  •
  the number of shares subject to awards;

  •
  when the awards vest, or become exercisable; and

  •
  the terms of exercise or issuance.

        The exercise price of any stock option grant may not be less than 100% of the fair market value of the stock on the date of grant. The term of an option grant may not exceed 10 years. In addition, option grants under the plan may not be re-priced without shareholder approval.

        We award equity under the following principal programs:

        New Hire Equity Grants.    We use a new hire equity grant program in the hiring process for certain employees and executives during the year. Each year the compensation committee approves the total pool of shares available for the program. The committee has approved a new hire grant matrix that determines the number of options and RSUs that may be awarded to eligible new employees, other than executive officers, when they are hired. Eligibility for new hire awards is limited and the size of the award is based on the employee's base compensation at his or her date of hire. The compensation committee has authorized our senior vice president, chief human resources officer to pre-approve and administer new hire awards pursuant to the matrix. The committee reviews all new hire grants on an annual basis. Awards to newly hired executive officers require specific approval by the committee prior to grant. Awards to employees who are hired on or prior to the 15th of each month are granted and priced (using the closing price of our stock) on the 15th (or next business day if the stock market is not open on the 15th) of the month of the employee's date of hire. Awards to employees who are hired after the 15th of the month are granted and priced (using the closing price of our stock) on the 15th (or next business day if the stock market is not open on the 15th) of the month following the employee's date of hire.

        General Equity Grant.    Each year the compensation committee decides if it is going to approve a broad-based equity grant and if so, plans for it to occur on the date of the annual shareholders meeting. The general grant uses an award matrix based on an employee's base compensation or job plus an individual performance review rating, which determines the number of options and/or RSUs that may be awarded to each eligible employee, other than our executive officers. In order to qualify for an award under the general award matrix, an employee must have a rating of at least "successfully meets expectations." The senior or executive vice president responsible for a business unit or function approves the performance ratings for each employee in that business unit or function. The exercise price of any stock option grant is pre-approved by the committee and set as the closing price of our stock on the date of the grant, which is the date of the annual shareholders meeting. Awards to our executive officers are discussed in the "Compensation Discussion and Analysis" section of this proxy statement.

        Recognition Stock Option Grants.    Individual stock option grants may be awarded during the year under a recognition program where individuals are nominated and vetted through a formal approval process. This program is intended to recognize those employees who demonstrate excellence and outstanding achievement during the year. Executive officers are not eligible for this program. Each year the compensation committee approves a total pool of stock options available for the program and has authorized our senior vice president, chief human resources officer to approve the individual grants for the recognized employees. The individuals are nominated and vetted through an approval process that includes their immediate supervisor, the executive in charge of the business unit or function and our human resources department. The committee reviews all recognition grants that have been awarded since its last meeting. All recognition grants approved by the senior vice president, chief human resources officer by no later than one day prior to each quarterly earnings announcement are granted, and the exercise price set as the closing price of our stock on the third business day following such earnings announcement by the company.

Description of Amendment to the Plan

        We believe our compensation programs must be competitive to attract and retain the talented people who are crucial to our success, and our equity program is an important component of our compensation philosophy. Our current program recognizes that using a combination of both stock options and RSUs is a responsible and reasonable approach to continuing to use equity as part of our overall compensation program.

        Stock options are inherently performance-based because their value is directly tied to the price of our stock over time. Our employees only benefit from stock options when the price of our stock has increased, as do shareholders. Time vesting RSUs are also directly tied to the price of our stock over time. Although employees will always realize value when vesting restrictions lift, typically after three years, they will only realize that value after a substantial period of service, which encourages them to approach their jobs with a long-term perspective. In 2010, we began granting performance vesting RSUs to executive officers instead of time vesting RSUs. Employees continue to receive time vesting RSUs. Performance RSUs provide a benefit only if the performance metrics are met at the end of the performance period. Since performance vesting RSUs may not pay out at all, it is completely "at risk" compensation. During vesting and performance periods, our employees and executive officers will be motivated to build value for the company and its shareholders. Value creation, as measured by our stock price, clearly aligns our equity program with shareholder interests.

        We also believe that equity should be distributed responsibly to manage the potential dilutive impact of awards granted while continuing to provide meaningful awards to substantially all of our employees. We have decreased the total number of awards granted every year since 2004. Total awards granted in 2009 were 56% of the total number of grants in 2004. During this same period, our employee population has increased more than 100%, from approximately 5,600 at the end of 2004 to approximately 12,000 at the end of 2009.

        In 2007, we began granting time vesting RSUs in combination with stock options, with time vesting RSUs comprising 22% of all equity grants. In 2009, time vesting RSUs comprised 35% of all equity grants. Awarding both RSUs and stock options uses significantly fewer shares while delivering comparable value to our employees. The number of RSUs we award is determined by applying a 3:1 ratio such that one RSU is awarded for every three stock options (if only stock options were to be awarded). We believe that the use of RSUs provides us with a useful tool that allows us to continue to grant broad-based equity incentives to employees while managing share usage and dilution.

        Every year since 2004, we have asked shareholders to approve an increase in the number of shares available for issuance under our equity program to fund it for the year ahead. With only one year's funding at a time, we must be very careful how we plan for and use equity as a component of compensation. Without shareholder approval of an adequate reserve of shares, it would be extremely difficult to plan for an equity component of compensation going forward. On February 24, 2010, the compensation committee reviewed our existing equity plans, our history of granting stock options and RSUs, our new executive long-term incentive program, and our intentions for using equity as part of our total compensation program for the coming year. Our plans will result in a shortage of shares going forward that will impact our ability to remain competitive in attracting and retaining employees unless and until our shareholders approve the issuance of additional shares. Following that review, the compensation committee recommended to the board, and on February 25, 2010, the board approved, subject to shareholder approval, an increase of 2,750,000 shares available for issuance under the 2004 Equity Incentive Plan. Of these shares, 2,250,000 may be used for the issuance of restricted stock or RSUs. This amendment would increase the number of shares that can be granted as restricted stock or RSUs to 10,200,000 shares out of the total number of shares authorized under the plan.

        The effect of the proposed shares increase would be as follows:

Shares currently authorized	43,888,951
Proposed increase	2,750,000

Proposed total authorized	46,638,951

All shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock.

        If the amendments are approved, the amount of awards that will be received or allocated to our executive officers, our other employees and our consultants is not determinable at this time because such benefits would be awarded in the future.

        Our board believes that the requested additional shares to the 2004 Equity Incentive Plan will provide sufficient shares to meet our needs for equity awards until the May 2011 annual meeting of shareholders.

        The following table shows, as of [                                    ], 2010, the number of shares outstanding and available for grant from all of our existing equity plans:

Plan	Options Outstanding(1)	RSUs Outstanding(2)	Available for Grant(3)
2001 Equity Incentive Plan	6,546,943	—	36,755
2004 Equity Incentive Plan	24,464,930	5,244,941	5,192,703
2007 Director Equity Plan	642,108	19,875	113,908
Assumed Options	46,336	—	—

	31,700,317	5,264,816	5,343,366

(1)
The options outstanding have a weighted average exercise price of $56.10 and a remaining contractual life of 5.4 years. The Assumed Options consist of options assumed in the acquisitions of Biomatrix, Inc. and GelTex Pharmaceuticals, Inc. in 2000, Focal, Inc. and Novazyme Pharmaceuticals, Inc. in 2001 and ILEX Oncology, Inc. in 2004. All stock options granted from our plans have been granted at a minimum exercise price that is equal to the fair market value of the underlying stock on the date of grant and have a maximum term of 10 years.

(2)
The RSUs have a remaining recognition period of 1.5 years.

(3)
Of the 5,192,703 shares available for grant under the 2004 Equity Incentive Plan, 2,587,738 shares may be granted as restricted stock or RSUs. Of the 113,908 shares available for grant under the 2007 Director Equity Plan, 62,625 shares may be granted as restricted stock or RSUs.

Federal Income Tax Consequences Relating to the Plan

        The following is a summary of the principal U.S. federal income tax consequences generally applicable to stock option awards to a U.S. employee under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan which are not described below.

        The grant of a stock option does not result in taxable income to the option holder or in a tax deduction for us. An employee exercising an Incentive Stock Option ("ISO"), as defined under Section 422 of the Internal Revenue Code (the "Code"), has no taxable income upon exercise for regular income tax purposes, but may be subject to the alternative minimum tax. No tax deduction is available to us upon the exercise of an ISO. Upon the exercise of a nonstatutory stock option, the employee has ordinary income equal to the excess of the fair market value of the shares acquired on the date of exercise over the option exercise price (the spread at exercise), and a corresponding deduction is available to us.

        An employee who disposes of shares acquired upon exercise of an ISO within one year following the date of exercise or within two years from the date of grant will have income, taxable at ordinary income rates, equal to the spread at exercise (or, with limited exceptions, to the gain on disposition, if less), and a corresponding deduction will be available to us. Any additional gain recognized in the disposition will be taxed as a capital gain, either at long-term or at short-term gain rates depending on the employee's tax holding period in the shares. If the employee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized on a subsequent sale or exchange is treated as long-term capital gain or loss, and no corresponding tax deduction is available to us. Any gain or loss recognized upon a sale or exchange of shares acquired upon exercise of a nonstatutory stock option will be taxed as a capital gain or loss, long-term or short-term depending on the holder's tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

        With limited exceptions, an ISO exercised more than three months following termination of the optionee's employment will be treated for tax purposes as a nonstatutory stock option, as will ISOs granted to any employee to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the time of grant) in excess of $100,000.

        Under Section 162(m) of the Code, the deduction available to a public corporation for compensation in any year to any of its chief executive officer or other three highest-paid named executive officers (other than the chief financial officer) in office at the end of the year is limited to $1 million, subject to several important exceptions. Qualifying performance-based compensation is not subject to this deduction limit. The compensation associated with a stock option is treated as performance-based for this purpose if the stock option is granted with an exercise price at least equal to the fair market value of the underlying stock and is granted under a plan the material terms of which, including limits on the number of options that may be granted to any person in a specified period, are approved by shareholders. Stock options granted under the plan are intended to be eligible for this performance-based exception.

        Under the so-called "golden parachute" provisions of the Code, the accelerated vesting of awards in connection with a change of control may be required to be valued and taken into consideration to determine whether an award holder has received a compensatory payment, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the award holder, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and a corresponding tax deduction may not be available to us.

        Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of "nonqualified deferred compensation" arrangements that do not comply with the requirements of Section 409A. Stock options granted under the plan are intended to be eligible for an exemption from the requirements of Section 409A.

PROPOSAL TO AMEND OUR 2009 EMPLOYEE STOCK PURCHASE PLAN

        The board of directors recommends that you approve the increase of 1,500,000 shares under the 2009 Employee Stock Purchase Plan.

General

        The purpose of our 2009 Employee Stock Purchase plan is to provide employees who wish to become shareholders an opportunity to buy shares of our stock on favorable terms. The plan terminates on February 26, 2019. As of [                        ], 2010, 3,286,568 shares of our stock were authorized for issuance under the plan, of which 2,086,703 shares remain available for issuance. The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock.

        As of [                        ], 2010, approximately 12,000 employees were eligible to participate in the plan. The closing price of our stock on [                        ], 2010 as reported by NASDAQ was $[        ].

Administration and Eligibility

        The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and to be exempt from the application and requirements of Section 409A of the Code. Our compensation committee is the administrator under the plan and has delegated authority to our chief financial officer and senior vice president, chief human resources officer to determine and administer certain provisions of the plan, including the frequency and duration of enrollments and the dates when stock may be purchased. As our employee stock purchase plan is currently administered, two enrollments take place each year when employees are granted rights to purchase stock. Each enrollment lasts for 24 months and employee payroll contributions are used to purchase stock on eight pre-determined purchase dates during the enrollment period. General terms of participation include:

  •
  voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased;

  •
  only employees who work 20 hours or more a week and more than 5 months in a calendar year are eligible to participate;

  •
  automatic withdrawal on termination of employment;

  •
  purchase price per share is 85% of the lower of our stock's fair market value at the beginning of an enrollment period or on the purchase date;

  •
  payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the compensation committee;

  •
  no employee may participate if he or she would then own 5% or more of the voting power or the value of our stock;

  •
  an employee may not be granted a right to buy more than $25,000 worth of stock in any calendar year, based on the fair market value of our stock on their enrollment date; and

  •
  an employee may not allocate more than 15% of his or her annual compensation to the purchase of our stock under the plan.

In addition, our compensation committee limits the total number of shares that may be issued under the program in a calendar year to no more than 1% of the shares outstanding at the end of the previous calendar year.

Description of Amendment to the Plan

        To determine the number of shares needed to fund the plan, we analyzed our historical share usage, and included considerations such as population growth and employee participation levels. Over the past three years, our employee population has increased approximately 33%, with approximately half of our worldwide employee population currently participating in the program.

        On February 24, 2010, the compensation committee recommended to the board, and on February 25, 2010, our board approved, subject to shareholder approval, an increase of 1,500,000 shares of our stock that may be purchased under the plan. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan as of [                                    ], 2010:

Genzyme Stock
Total currently authorized	3,286,568
Proposed increase	1,500,000

Proposed total authorized	4,786,568
Total available for issuance	2,086,703
Proposed increase	1,500,000

Proposed total available for issuance	3,586,703

        If the amendment is approved, the number of shares to be purchased by our executive officers and our other employees is not determinable at this time because such purchases would occur in the future. The following table shows the shares that were bought during 2009 by the executive officers named in the compensation table on page 36, all executive officers as a group, and all other employees.

Name	Shares of Genzyme Stock
Henri A. Termeer	0
Michael S. Wyzga	451
Earl M. Collier, Jr.	407
David P. Meeker	341
Sandford D. Smith	331
Peter Wirth	355
All executive officers as a group (12 persons)	3,709
All other employees	1,063,483

Federal Income Tax Consequences Relating to the Purchase Plan

        The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards made to a U.S. employee under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan which are not described below.

        Neither the grant of purchase rights nor the purchase of shares under the plan results in taxable income to the employee or in a tax deduction for us. An employee who disposes of the shares after having held them for at least two years from the first day of the enrollment period and for at least one year after the purchase date, or who dies at any time while holding the shares, will have ordinary income equal to:

  •
  15% of the fair market value of the shares on the first day of the enrollment period or, if less,

  •
  the excess of the fair market value of the shares at the time of the disposition (or death) over the purchase price.

Any additional gain recognized by the employee in connection with the disposition (except transfer at death) will be treated as a long-term capital gain. No deduction is available to us with respect to these amounts.

        An employee who disposes of the purchased shares before having held them for the one- and two-year holding periods described above will have ordinary income equal to the excess of the fair market value of the shares at the time of purchase over the purchase price. In this case, a corresponding deduction will be available to us. Any additional gain or loss recognized in connection with the disposition will be treated as a capital gain or loss, long-term or short-term depending on the employee's tax holding period in the shares. The holding period for shares acquired under the plan begins on the purchase date.

PROPOSAL TO AMEND OUR 2007 DIRECTOR EQUITY PLAN

        The board of directors recommends that you approve the increase of 250,000 shares available for issuance under the 2007 Director Equity Plan.

        The purpose of the 2007 Director Equity Plan is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors. The plan is designed to encourage stock ownership by these directors and provide incentives for them to promote our success as a whole. There are currently eight members of the board who are eligible to participate in the plan. Mr. Termeer is not eligible to participate in the plan. The closing price of our stock on [                        ], 2010 as reported by NASDAQ was $[        ].

        The plan provides for the grant of stock options, restricted stock and RSUs. All options granted under the plan are nonstatutory stock options. All awards made to directors under the plan are granted automatically on the date of each annual meeting of shareholders or, in the case of directors elected other than at an annual meeting, upon election to the board. Stock options and RSUs become fully vested on the date of the next annual shareholders meeting following the date of grant, provided the director is an active member of the board at the opening of business on that date. Each stock option grant has an exercise price equal to the closing price of the stock on the date of grant and a term of ten years. RSUs are valued on the date of grant based on the closing price of our stock. The plan provides for acceleration of all unvested awards in the event of a change in control of the company. All questions of interpretation with respect to the plan and awards granted under it are determined by a committee consisting of all directors not eligible to participate in the plan.

        The plan originally provided for an annual grant to each non-employee board member of (1) stock options to purchase 7,500 shares of our stock, and (2) RSUs for 2,500 shares of our stock. In August 2009, at the time that it conducted its annual review of director compensation, the compensation committee recommended to the board, and the board approved, a reduction in the equity portion of director compensation to 95% of existing levels, to be consistent with similar reductions made in 2009 for the company's senior management. As a result, the plan was amended to provide for an annual grant to each non-employee board member of (1) stock options to purchase 7,125 shares of our stock, and (2) RSUs for 2,375 shares of our stock. These changes did not require shareholder approval.

Description of Amendment to the Plan

        On February 24, 2010, the compensation committee made a recommendation to the board, and our board approved, subject to shareholder approval, an increase of 250,000 shares of our common stock that may be issued under the plan in order to ensure that sufficient shares are available to be issued in the future. Up to 25,000 of the new shares may be used for the issuance of RSUs. The maximum number of shares currently authorized for issuance under the plan is 1,462,491 shares and the maximum number of shares that may be granted as RSUs is limited to 100,000 shares. The amendment would increase the number of shares that can be granted as RSUs to 125,000 shares out of the total number of shares authorized under the plan. The following table shows, as of [                                    ], 2010, the number of shares outstanding and available for grant under the plan:

Available for grant	113,908
Outstanding	661,983

Total authorized but unissued	775,891

        All shares are subject to adjustment for stock splits, stock dividends and certain other transactions affecting our capital stock. Our board believes that the shares currently authorized under the plan will provide for sufficient shares to meet our needs for director awards until 2012.

        If the amendment is approved by shareholders at the annual meeting or any adjournment or postponement thereof, non-employee directors elected at the meeting will be granted stock options and RSUs for an aggregate 76,000 shares of our stock as outlined in the table below. The stock options and RSUs will be granted as of the date of the annual meeting in accordance with the terms of the plan.

Name and Position	Number of Stock Options	Number of RSUs
Non-Executive Director Group	57,000	19,000

Federal Income Tax Consequences Relating to the Plan

        The following is a summary of the principal U.S. federal income tax consequences generally applicable to stock option awards to a U.S. director under the plan. Note that there may be state, local, foreign and other taxes applicable to participants in the plan which are not described below.

        Options granted under the plan are nonstatutory stock options. A director does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the director will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. A corresponding tax deduction is available to us. Any gain or loss recognized upon a later sale or exchange of the shares is treated as a capital gain or loss, long-term or short-term depending on the holder's tax holding period in the shares. We are not entitled to claim a deduction for any such gain or loss.

        Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of "nonqualified deferred compensation" arrangements that do not comply with the requirements of Section 409A. Stock options granted under the plan are intended to be eligible for an exemption from the requirements of Section 409A.

PROPOSAL TO AMEND OUR CHARTER

        The board of directors recommends that you approve the amendment to our charter.

        We are asking shareholders to approve an amendment to our Restated Articles of Organization, or charter, to reduce to 40% the percentage of shares required for shareholders to call a special meeting of shareholders. The proposed amendment to our Restated Articles of Organization is set forth in Appendix B to this proxy statement. The amendment to our charter requires the affirmative vote of a majority in interest of our stock outstanding and entitled to vote on this matter.

        Currently, Article I, Section 3 of our bylaws provides that a special meeting of shareholders must be called by the company if the company receives written demands of shareholders who hold at least 90% of all votes entitled to be cast on any issue to be considered at the proposed special meeting. Section 7.02 of the Massachusetts Business Corporation Act provides that a special meeting of shareholders may be held upon the request of the holders of at least 40% of all the votes entitled to be cast on the issue to be considered at the proposed special meeting, unless otherwise provided in a company's charter or bylaws. Our board of directors has determined that it is appropriate to recommend an amendment to our charter that will lower the percentage of shares required for shareholders to call a special meeting from 90% to 40%, subject to compliance with the procedures set forth in our bylaws. Subject to shareholder approval of the amendment of our charter, our board has approved an amendment to our bylaws to remove the current provision requiring shareholders who hold at least 90% of our common stock to call a special meeting. If shareholders approve the proposed charter amendment, any further change in the threshold would require an additional vote of our shareholders, as well as the approval of our board of directors.

        Our board believes that establishing an ownership threshold of 40% for the right to call a special meeting strikes a reasonable balance between enhancing shareholder rights and protecting against the risk that a small minority of shareholders could request a special meeting with the resulting financial expense, administrative burden and disruption to our business. The 40% threshold is also consistent with Massachusetts law.

PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS

        The board of directors recommends that you ratify the selection of auditors for fiscal year 2010.

        The audit committee has appointed PricewaterhouseCoopers LLP to serve as our auditors for the fiscal year ending December 31, 2010. The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the books and accounts of the company since 1989 and have audited our financial statements for the years ending December 31, 2009, 2008 and 2007. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2009 and 2008 may be found on pages 56-57 of this proxy statement. Based on these disclosures and information in the audit committee report on page 20 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its selection of auditors for fiscal year 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

        We have adopted a written policy for the review and approval or ratification of transactions involving related persons. The nominating and governance committee is responsible for applying the policy with the assistance of our company secretary. Related persons can include any of our directors or executive officers, certain of our shareholders, and any of their immediate family members. Transactions covered by the policy consist of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant; the amount involved exceeds $120,000; and in which any related person had, has or will have a direct or indirect material interest. Under the policy, certain transactions deemed not to give rise to conflicts of interest between Genzyme and a related person have a standing pre-approval, even if the aggregate amount is greater than $120,000. The chair of the nominating and governance committee has the authority to approve or ratify any related person transaction in which he or she is not involved and the aggregate amount of the transaction is expected to be less than $1 million.

        In determining whether to approve or ratify a related person transaction, the nominating and governance committee or chair of the committee is expected to take into account, among any other factors deemed appropriate, the proposed terms of the transaction, including the aggregate value and benefit to the related person; whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the benefits to Genzyme of the transaction; any alternative means or transactions whereby Genzyme could obtain similar benefits; and whether the transaction is consistent with our other policies or practices that may also govern the proposed transaction. To help identify related person transactions, each year, we require our directors and officers to complete a questionnaire identifying any transactions with us in which the officer or director or their family members have an interest. We had no transactions, nor are there any currently proposed transactions in which the company was or is to be a participant, in which the amount involved exceeds $120,000 and any related person had or will have a direct or indirect material interest reportable under SEC rules.

        In addition, our Corporate Code of Conduct describes our expectation that all directors, officers and employees who may have a potential or apparent conflict of interest to notify their supervisor or our legal department. A copy of our Corporate Code of Conduct is posted under"Corporate Governance" in the "Investors" section of our Web site.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Our staff assists our executive officers and directors in preparing ownership reports and reporting ownership changes, and typically files these reports on their behalf. Based on a review of the copies of reports filed by us and written representations that no other reports were required, we believe that during 2009 our executive officers and directors complied with all Section 16(a) filing requirements.

INDEPENDENT AUDITORS

        The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, audited our financial statements for the years ending December 31, 2009, 2008 and 2007. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        Effective June 1, 2002, our audit committee instituted an "Outside Auditor Independence" policy, which permits the utilization of our independent auditors for audit, audit-related, and tax services only, subject to the audit committee's approval, and limits the audit-related and tax services to 100% of the total anticipated audit service fees for each year. This policy prohibits the utilization of our independent auditors for services other than audit, audit-related and tax services, and requires quarterly reports to our audit committee. The policy lists specific services which the committee allows, as well as specific services which are prohibited, consistent with the SEC's release number 33-8183 ("Strengthening the Commission's Requirements Regarding Auditor Independence"), effective May 6, 2003.

        The following table presents fees for professional services rendered for the two most recent fiscal years. The audit-related and tax fees for 2009 and 2008 did not exceed 100% of total audit fees for the respective years. There are no other fees in 2009 and 2008 other than as set forth below. All of the services for 2009 and 2008 were pre-approved by the audit committee or the committee chair.

	2009	2008
	(amounts in thousands)
Audit fees(1)	$5,365	$5,182
Audit-related fees(2)	254	234
Tax fees
Tax compliance	$1,149	$1,351
Other tax(3)	294	220

(1)
Audit fees include fees incurred for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and of our internal control over financial reporting, the review of our interim financial statements included in our Forms 10-Q, the statutory audits of our foreign subsidiaries and accounting consultations necessary for the rendering of an opinion on our financial statements.

(2)
Audit-related services include services in connection with the SEC registration statements, due diligence and other acquisition-related services, and statutorily required audits of the financial statements of various benefit plans.

(3)
Other tax services include acquisition-related tax structuring, worldwide tax planning and other tax consultation.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our board, upon the recommendation of the nominating and corporate governance committee, has adopted a process for shareholders to send communications to the board. Shareholders may communicate directly with our board, any committee of the board or any individual board member by sending correspondence to the Secretary, Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142 or by logging on to our corporate Web site, www.genzyme.com, and accessing the link "Email Board of Directors" under the "Contact the Board" heading under"Corporate Governance" in the "Investors" section of the site. We provide the board with copies of all business communications received by us periodically throughout the year.

SHAREHOLDER PROPOSALS

        Shareholders who wish to present proposals for inclusion in our proxy materials for our 2011 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. Those procedures require that we receive a shareholder proposal in writing no later than [                        ], 2010. Under our bylaws, director nominations may be made by shareholders if notice is timely given. To be timely, a notice with respect to the 2011 annual meeting of shareholders must be received by us no earlier than [                        ], 2011 and no later than [                        ], 2011, unless the

date of the 2011 annual meeting of shareholders is more than 30 days from the anniversary date of the 2010 annual meeting of shareholders, in which event our bylaws provide different notice requirements. The notice must contain specified information about you and the nomination. If any shareholder proposal is submitted after [                        ], 2011, our board will be allowed to use its discretionary voting authority if the proposal is raised and considered at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Secretary, telephone: (617) 252-7500.

SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet Web site at www.sec.gov or at its Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Shareholder Relations, telephone: (617) 768-6686.

Genzyme®, Cerezyme®, Fabrazyme®, Synvisc-One® and Mozobil® are registered trademarks of Genzyme Corporation. Prochymal® and Chondrogen® are registered trademarks of Osiris Therapeutics, Inc. NASDAQ® is a registered trademark of The Nasdaq Stock Market, Inc. All rights are reserved.

Appendix A

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY'S SOLICITATION OF PROXIES

        The following tables ("Directors and Nominees" and "Officers and Employees") set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, nominees, officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be "participants" in our solicitation of proxies from our shareholders in connection with our 2010 annual meeting.

Directors and Nominees

        The principal occupations of our directors and nominees who are considered "participants" in our solicitation are set forth under the section above titled "Election of Directors" in this proxy statement. The name and business addresses of the organization of employment of our directors and nominees are as follows:

Name	Business Address
Douglas A. Berthiaume	*
Robert J. Bertolini	*
Gail K. Boudreaux	*
Robert J. Carpenter	*
Charles L. Cooney, Ph.D.	*
Victor J. Dzau, M.D.	*
Senator Connie Mack III	*
Richard F. Syron, Ph.D.	*
Henri A. Termeer	*

*
c/o Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142

Officers and Employees

        The principal occupations of our executive officers and employees who are considered "participants" in our solicitation of proxies are set forth below. The principal occupation refers to such person's position with us, and the business address is c/o Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142.

Name	Principal Occupation
Henri A. Termeer	President; Chief Executive Officer
Peter Wirth	Executive Vice President
David P. Meeker, M.D.	Executive Vice President
Michael S. Wyzga	Executive Vice President; Chief Financial Officer
Patrick Flanigan	Senior Director, Investor Relations
Susan P. Cogswell	Vice President, Shareholder Relations

Information Regarding Ownership of the Company's Securities by Participants

        The shares of our stock beneficially owned or held as of March 19, 2010 by the persons listed above under "Directors and Nominees" and by Messrs. Termeer, Wirth and Wyzga and Dr. Meeker, are set forth in the section titled "Stock Ownership" of this proxy statement.

        Mr. Flanigan is the beneficial owner, as of March 19, 2010, of 4,704 shares of our common stock, including stock options and RSUs vesting within 60 days.

        Ms. Cogswell is the beneficial owner, as of March 19, 2010, of 6,569 shares of our common stock, including stock options and RSUs vesting within 60 days.

Information Regarding Transactions in the Company's Securities by Participants

        The following table sets forth all transactions that may be deemed purchases and sales of shares of our common stock by the individuals who are considered "participants" between March 19, 2008 and March 19, 2010. Except as described in this proxy statement, shares of our common stock owned of record by each participant are also beneficially owned by such participant. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	# of Shares	Transaction Footnote
Douglas A. Berthiaume	5/21/2008	24,000	3
	5/21/2008	(24,000)	6
	5/22/2008	2,500	2
	11/4/2008	(11,200)	6
	5/21/2009	2,500	2

Name	Date	# of Shares	Transaction Footnote
Robert J. Bertolini	12/8/2009	2,375	2

Name	Date	# of Shares	Transaction Footnote
Gail K. Boudreaux	5/22/2008	2,500	2
	5/21/2009	2,500	2

Name	Date	# of Shares	Transaction Footnote
Robert J. Carpenter	5/22/2008	(150)	8
	5/22/2008	2,500	2
	5/11/2009	10,000	3
	5/11/2009	(10,000)	6
	5/12/2009	10,000	3
	5/12/2009	(10,000)	6
	5/13/2009	10,000	3
	5/13/2009	(10,000)	6
	5/14/2009	10,000	3
	5/14/2009	(10,000)	6
	5/15/2009	1,452	3
	5/15/2009	(1,452)	6
	5/21/2009	2,500	2
	5/22/2009	(1,000)	6
	12/15/2009	(200)	8

Name	Date	# of Shares	Transaction Footnote
Charles L. Cooney, Ph.D.	5/2/2008	27,000	3
	5/2/2008	(27,000)	6
	2/23/2009	(6,000)	6
	5/22/2008	2,500	2
	4/24/2009	(4,000)	6
	5/13/2009	(3,000)	6
	5/21/2009	2,500	2
	6/1/2009	(2,500)	6
	11/3/2009	(1,000)	6

Name	Date	# of Shares	Transaction Footnote
Victor J. Dzau, M.D.	5/22/2008	2,500	2
	12/12/2008	1,550	1
	5/21/2009	2,500	2
	9/10/2009	1,000	1

Name	Date	# of Shares	Transaction Footnote
Senator Connie Mack III	5/22/2008	2,500	2
	5/21/2009	2,500	2

Name	Date	# of Shares	Transaction Footnote
Richard F. Syron, Ph.D.	5/22/2008	2,500	2
	5/21/2009	2,500	2

Name	Date	# of Shares	Transaction Footnote
Henri A. Termeer	3/31/2008	36	10
	4/30/2008	32	10
	5/22/2008	67,000	2
	5/31/2008	53	10
	6/30/2008	31	10
	1/31/2009	72	10
	2/28/2009	71	10
	3/31/2009	75	10
	4/30/2009	46	10
	5/21/2009	63,650	2
	5/26/2009	(9,637)	9
	5/31/2009	42	10
	6/30/2009	44	10
	7/31/2009	3	10
	11/23/2009	200,000	4
	11/23/2009	(200,000)	7
	1/31/2010	46	10
	2/22/2010	100,000	4
	2/22/2010	(100,000)	7
	2/24/2010	31,825	11

Name	Date	# of Shares	Transaction Footnote
David P. Meeker, M.D.	5/22/2008	15,000	2
	8/15/2008	17,790	3
	8/15/2008	(17,790)	6
	8/27/2008	(13)	8
	1/6/2009	261	5
	4/8/2009	80	5
	4/23/2009	2,000	1
	5/21/2009	14,250	2
	1/13/2010	421	5
	2/24/2010	14,250	11

Name	Date	# of Shares	Transaction Footnote
Peter Wirth	4/8/2008	126	5
	5/22/2008	15,000
	7/8/2008	107	5
	10/7/2008	101	5
	1/6/2009	120	5
	1/16/2009	232,180	4
	1/16/2009	(232,180)	7
	4/8/2009	191	5
	5/21/2009	14,250	2
	7/8/2009	44	5
	1/13/2010	224	5
	2/24/2010	14,250	11

Name	Date	# of Shares	Transaction Footnote
Michael S. Wyzga	3/31/2008	18	10
	4/30/2008	17	10
	5/22/2008	15,000	2
	5/31/2008	23	10
	6/30/2008	2	10
	8/12/2008	29,390	3
	8/12/2008	(29,390)	6
	1/31/2009	19	10
	2/28/2009	18	10
	3/31/2009	36	10
	4/30/2009	24	10
	5/21/2009	14,250	2
	5/31/2009	18	10
	6/30/2009	5	10
	10/7/2009	451	5
	1/13/2010	451	5
	2/24/2010	14,250	11

Name	Date	# of Shares	Transaction Footnote
Patrick Flanigan	4/8/2008	106	5
	5/22/2008	385	2
	7/8/2008	94	5
	10/7/2008	115	5
	1/6/2009	105	5
	4/8/2009	129	5
	5/21/2009	1,173	2
	7/8/2009	140	5
	10/7/2009	5	5
	1/13/2010	167	5

Name	Date	# of Shares	Transaction Footnote
Susan P. Cogswell	4/8/2008	115	5
	5/22/2008	330	2
	7/8/2008	101	5
	7/21/2008	1,040	3
	7/21/2008	(1,040)	6
	10/7/2008	119	5
	1/6/2009	101	5
	1/14/2009	(450)	6
	2/11/2009	181	3
	2/11/2009	(181)	6
	2/25/2009	195	6
	4/8/2009	123	5
	4/9/2009	(123)	6
	4/24/2009	367	3
	4/24/2009	(367)	6
	5/21/2009	1,173	2
	7/8/2009	135	5
	7/9/2009	(135)	6
	10/7/2009	134	5
	10/8/2009	(134)	6
	1/13/2010	160	5

(1)
Acquired—open market purchase

(2)
Acquired—grant of time vesting RSUs

(3)
Acquired—option exercise

(4)
Acquired—option exercise pursuant to plans intended to comply with Rule 10b5-1

(5)
Acquired—purchase of stock through employee stock purchase plan

(6)
Disposed—open market sale of common stock

(7)
Disposed—open market sales of common stock pursuant to plans intended to comply with Rule 10b5-1

(8)
Disposed—gift

(9)
Disposed—shares sold to satisfy tax withholding obligations in connection with the vesting of restricted stock units.

(10)
Acquired—company 401(k) plan

(11)
Acquired—grant of performance vesting RSUs

Miscellaneous Information Regarding Participants

        We have entered into an agreement (the "Relational Agreement") with Relational Investors LLC ("Relational"), Ralph V. Whitworth, and certain Relational affiliates (together, the "Relational Group"). Under the Relational Agreement, we agreed, subject to limited conditions, to appoint Mr. Whitworth to our board of directors, the compensation committee of the board, and one other committee if Relational requests that Mr. Whitworth be appointed as a director in November 2010. We entered into the Relational Agreement following several months of constructive dialogue with the Relational Group, and we have continued the constructive dialogue since the Relational Agreement was signed. During these discussions, Relational and Mr. Whitworth have provided our board with fresh perspectives. Under the Relational Agreement, the members of the Relational Group have agreed to vote for and publicly support our nominees for director at our annual meetings. The Relational Group also has agreed to vote at the 2010 annual meeting in accordance with our board's recommendation with respect to any proposals submitted to shareholders. In addition, the Relational Group has committed to certain standstill provisions which include, among others, that the Relational Group will not (a) make, participate in or encourage a solicitation of proxies, (b) initiate or encourage any shareholder proposals, (c) seek representation on, or nominate any candidate for, our board (other than Mr. Whitworth as described above), or (d) work with third parties to seek to control or influence our management, our board or the policies of the company. In the Relational Agreement, the Relational Group represented that they beneficially owned an aggregate of 10,214,824 shares of the Company's common stock as of January 6, 2010. Additionally, under the Relational Agreement, if our board were to conclude in good faith that the appointment of Mr. Whitworth would constitute a breach of our directors' fiduciary duties, we would not be obligated to add Mr. Whitworth as a director. We also may not be obligated to add Mr. Whitworth as a director if the Relational Group has breached its obligations under the agreement.

        The Relational Agreement terminates on the earlier of (a) December 31, 2012 or (b) the date that is the first anniversary of the first date following December 12, 2010 on which Mr. Whitworth is not on our board. However, if Relational requests that Mr. Whitworth be appointed to our board in November 2010 and our directors fail to appoint him within ten business days of the request, the Relational Agreement will terminate on the eleventh business day following Relational's request. In addition, if Mr. Whitworth is appointed to our board and the board determines to not nominate Mr. Whitworth for re-election at our 2011 annual meeting of shareholders or at any subsequent annual meeting, we must notify Mr. Whitworth and Relational of this determination not less than 30 days before the last day of the notice period specified in our advance notice bylaw related to director nominations for the applicable annual meeting, in which case the Relational Agreement will terminate on the date of this notice. If, in November 2010, Relational does not request that Mr. Whitworth be added to our board, the Relational Agreement will terminate one business day after the last day of the notice period specified in our advance notice bylaw related to nominations of directors for our 2011 annual meeting.

        Except as described in this Appendix A or this proxy statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or this proxy statement, none of the participants' associates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix A or this proxy statement, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the annual meeting or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. None of us, the participants or any of their associates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

        Other than as set forth in this Appendix A or this proxy statement, none of us, any of the participants or any of their associates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.

Appendix B

PROPOSED AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION

        That the following provision be added to Article VI of the Company's Restated Articles of Organization:

"SPECIAL MEETINGS OF SHAREHOLDERS

        Special meetings of the shareholders may be called only by the Corporation's president or by the Board of Directors, and shall be called by the Corporation's secretary or, in case of the death, absence, incapacity or refusal of the secretary, by any other officer, if the secretary receives written requests for a meeting by holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting. Such requests shall also comply with and be subject to the applicable provisions set forth in the Corporation's by-laws."

B-1

Preliminary Proxy Card, Subject to Completion

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Genzyme Corporation
common stock for the upcoming Annual Meeting of Shareholders on [                        ], 2010

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-814-2815, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1350. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.
Vote by Internet—Please access https://www.proxyvotenow.com/genz, and follow the simple instructions. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Genzyme Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

v TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED v

The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 through 6.

[X] Please mark your votes as in this example.

1.    Election of nine directors.

  Nominees:    (1) Douglas A. Berthiaume; (2) Robert J. Bertolini; (3) Gail K. Boudreaux; (4) Robert J. Carpenter; (5) Charles L. Cooney; (6) Victor J. Dzau; (7) Senator Connie Mack III; (8) Richard F. Syron; (9) Henri A. Termeer

  FOR ALL ☐            WITHHOLD FROM ALL ☐            FOR ALL, WITH EXCEPTIONS ☐

  INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL, WITH EXCEPTIONS" box and write the number(s) of the excepted nominee(s) in the space provided:

	FOR	AGAINST	ABSTAIN
2. A proposal to amend the 2004 Equity Incentive Plan to increase the number of shares of common stock available for issuance under the plan by 2,750,000 shares.	☐	☐	☐
3. A proposal to amend the 2009 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 1,500,000.	☐	☐	☐

4. A proposal to amend the 2007 Director Equity Plan to increase the number of shares of common stock available for issuance under the plan by 250,000 shares.	☐	☐	☐
5. A proposal to amend the Restated Articles of Organization to reduce the percentage of shares required for shareholders to call a special meting of shareholders from 90% to 40%.	☐	☐	☐
6. A proposal to ratify the audit committee's selection of independent auditors for 2010.	☐	☐	☐

Date:	Signature:	Signature:		Title(s):
(if held jointly)

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please have an authorized officer sign on behalf of the corporation. If a partnership, please have an authorized person sign on behalf of the partnership.

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR THREE EASY WAYS TO VOTE.

v TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED v

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF GENZYME CORPORATION

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme common stock that I am entitled to vote on the proposals shown on the reverse side of this card and any other matters which may come before the Annual Meeting of Shareholders to be held on [                        ], 2010, and at any adjournment or postponement thereof. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme common stock will be voted FOR the election of each director nominee and FOR proposals 2 through 6. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE VOTE BY PROXY TODAY—See reverse side for instructions.